UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EOG Resources, Inc.

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EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2012 annual meeting of stockholders (“Annual Meeting”) of EOG Resources, Inc. (“EOG”) will be held in the Dezavala meeting room of the Doubletree Hotel at 400 Dallas Street, Houston, Texas, at 3:00 p.m., Houston time, on Wednesday, May 2, 2012, for the following purposes:

1. To elect seven directors to hold office until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the year ending December 31, 2012;

3. To hold a non-binding advisory vote on executive compensation;

4. To consider two stockholder proposals, if properly presented; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Holders of record of our Common Stock at the close of business on March 9, 2012 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet, by phone or by returning a signed proxy card.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas

March 27, 2012

i

EOG RESOURCES, INC.

PROXY STATEMENT

The enclosed form of proxy is solicited by the Board of Directors (“Board”) of EOG Resources, Inc. (“EOG,” “we,” “us” or “our”) to be used at our 2012 annual meeting of stockholders (“Annual Meeting”) to be held in the Dezavala meeting room of the Doubletree Hotel at 400 Dallas Street, Houston, Texas, at 3:00 p.m., Houston time, on Wednesday, May 2, 2012. This proxy statement and the enclosed form of proxy is being first sent or given to our stockholders on or about March 27, 2012.

Any stockholder giving a proxy may revoke it at any time provided written notice of the revocation is received by our Corporate Secretary before the proxy is voted; otherwise, if received prior to or at the Annual Meeting, properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy or, if no such instructions are given, in accordance with the recommendations of the Board described herein. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact our Corporate Secretary at (713) 651-6260 for directions to the Annual Meeting.

Attendance at the Annual Meeting is limited to holders of record of our Common Stock at the close of business on March 9, 2012 (“Record Date”) and EOG’s guests. Admission will be on a first-come, first-served basis. You will be asked to present valid government-issued picture identification, such as a driver’s license or passport, in order to be admitted into the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement indicating that you owned shares of our Common Stock at the close of business on the Record Date, in order to be admitted. For safety and security reasons, no cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting. A written agenda and rules of procedure for the Annual Meeting will be distributed to those persons in attendance at the Annual Meeting.

Our 2011 annual report is being mailed with this proxy statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. However, the annual report does not constitute a part of, and shall not be deemed incorporated by reference into, this proxy statement or the enclosed form of proxy.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. We have also retained a third-party proxy solicitation firm, Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, to solicit proxies on behalf of the Board, and expect to pay such firm approximately $7,500 for their services, plus any reasonable out-of-pocket expenses incurred. The cost of any solicitation of proxies will be borne by us. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to, and solicitation of proxies from, the beneficial owners of our Common Stock held of record at the close of business on the Record Date by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with any such activities.

In some cases, one copy of this proxy statement and the accompanying notice of annual meeting of stockholders and 2011 annual report is being delivered to multiple stockholders sharing an address, at the request of such stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or the accompanying notice of annual meeting of stockholders or 2011 annual report to such a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of this proxy statement or the accompanying notice of annual meeting of stockholders or 2011 annual report, but in such event will still receive separate forms of proxy for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, or a stockholder may make a request by calling our Corporate Secretary at (713) 651-6260.

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election at the Annual Meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may also access this list at our principal executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting.

The mailing address of our principal executive offices is 1111 Bagby, Sky Lobby 2, Houston, Texas 77002.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 2, 2012

Pursuant to United States Securities and Exchange Commission (“SEC”) rules related to the Internet availability of proxy materials, our proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2011 annual report are available via the Internet at www.eogresources.com/investors/annreport.html and at www.proxyvote.com.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

Holders of record of our Common Stock at the close of business on the Record Date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. At the close of business on the Record Date, there were 269,355,685 shares of our Common Stock outstanding. Other than our Common Stock, we have no other voting securities currently outstanding.

Our stockholders do not have dissenters’ rights or similar rights of appraisal with respect to the proposals described herein and, moreover, do not have cumulative voting rights with respect to the election of directors.

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) whom we know beneficially owned more than 5% of our Common Stock as of December 30, 2011 or December 31, 2011 (as specified in the footnotes below), based on filings with the SEC as of February 29, 2012.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(a)
Capital Research Global Investors(b)	22,300,200	8.3%
333 South Hope Street, Los Angeles, CA 90071
Davis Selected Advisers, L.P.(c)	17,186,425	6.4%
2949 East Elvira Road, Suite 101, Tucson, AZ 85756
BlackRock, Inc.(d)	15,302,990	5.7%
40 East 52nd Street, New York, NY 10022
T. Rowe Price Associates, Inc.(e)	14,607,900	5.4%
100 E. Pratt Street, Baltimore, MD 21202
The Growth Fund of America, Inc.(f)	13,530,837	5.0%
333 South Hope Street, Los Angeles, CA 90071

(a)	Based on 269,019,451 shares of our Common Stock outstanding as of December 31, 2011.

(b)	Based on its Schedule 13G/A filed on February 14, 2012 with respect to its beneficial ownership of our Common Stock as of December 30, 2011, Capital Research Global Investors has sole voting power and sole dispositive power with respect to 22,300,200 shares.

(c)	Based on its Schedule 13G/A filed on February 14, 2012 with respect to its beneficial ownership of our Common Stock as of December 31, 2011, Davis Selected Advisers, L.P. has sole voting power with respect to 15,734,605 shares, shared voting power with respect to 1,451,820 shares and sole dispositive power with respect to 17,186,425 shares.

(d)	Based on its Schedule 13G/A filed on February 13, 2012 with respect to its beneficial ownership of our Common Stock as of December 30, 2011, BlackRock, Inc. has sole voting power and sole dispositive power with respect to 15,302,990 shares.

(e)	Based on its Schedule 13G/A filed on February 8, 2012 with respect to its beneficial ownership of our Common Stock as of December 31, 2011, T. Rowe Price Associates, Inc. has sole voting power with respect to 4,273,968 shares and sole dispositive power with respect to 14,607,900 shares.

(f)	Based on its Schedule 13G filed on February 14, 2012 with respect to its beneficial ownership of our Common Stock as of December 30, 2011, The Growth Fund of America, Inc. has sole voting power with respect to 13,530,837 shares and no dispositive power (sole or shared) with respect to any shares. According to its Schedule 13G filing, the 13,530,837 shares beneficially owned by The Growth Fund of America, Inc. “may also be reflected in a filing made by Capital Research Global Investors and/or Capital World Investors.”

Stock Ownership of the Board and Management

The following table sets forth certain information regarding the ownership of our Common Stock by (1) each director and director nominee of EOG, (2) each “Named Officer” of EOG named in the “Summary Compensation Table” below and (3) all current directors and executive officers of EOG as a group, in each case as of February 29, 2012.

Name	Shares Beneficially Owned(a)	Stock Options and Stock-Settled Stock Appreciation Rights Exercisable by 4-29-12(b)	Total Beneficial Ownership	Restricted Stock Units and Phantom Shares(c)	Total Ownership(d)
George A. Alcorn	8,857	33,939	42,796	0	42,796
Charles R. Crisp	11,207	43,839	55,046	5,396	60,442
James C. Day	5,557	2,376	7,933	0	7,933
Timothy K. Driggers	53,139	14,348	67,487	0	67,487
Mark G. Papa	623,030	594,508	1,217,538	578,640	1,796,178
Frederick J. Plaeger, II	21,647	5,673	27,320	17,945	45,265
H. Leighton Steward	29,334	57,839	87,173	7,756	94,929
Donald F. Textor	25,557	15,839	41,396	20,155	61,551
Gary L. Thomas	315,531	302,161	617,692	161,075	778,767
William R. Thomas	152,493	103,441	255,934	57,443	313,377
Frank G. Wisner	5,557	85,839	91,396	15,865	107,261
All current directors and executive officers as a group (11 in number)	1,251,909	1,259,802	2,511,711	864,275	3,375,986

(a)	Includes (1) shares for which the person directly or indirectly has sole or shared voting or investment power; (2) shares held under the EOG Resources, Inc. Savings and Retirement Plan (“Savings and Retirement Plan”) (formerly held under the EOG Resources, Inc. Savings Plan) for which the participant has sole voting and investment power; (3) shares of restricted stock held under the EOG Resources, Inc. 1992 Stock Plan (as amended and restated, “1992 Stock Plan”) or under the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as amended, “2008 Stock Plan”) for which the participant has sole voting power and no investment power until such shares vest in accordance with the provisions of the 1992 Stock Plan or the 2008 Stock Plan, respectively; and (4) shares of our Common Stock that would be received upon the vesting of restricted stock units (“RSUs”) on or before April 29, 2012.

(b)	The shares shown in this column, which are not reflected in the adjacent column entitled “Shares Beneficially Owned,” consist of (1) shares of our Common Stock that would be received upon the exercise of stock options held by the individuals shown that are exercisable on or before April 29, 2012; and (2) shares of our Common Stock that would be received upon the exercise of stock-settled stock appreciation rights (“SARs”) held by the individuals shown that are exercisable on or before April 29, 2012, based on, for purposes of this table, the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) of $113.86 per share on February 29, 2012, net of a number of shares equal to the minimum statutory tax withholding requirements with respect to such exercise (which shares would be deemed forfeited in satisfaction of such taxes). The shares shown in this column are “beneficially owned” under Rule 13d-3 under the Exchange Act.

(c)	Includes (1) RSUs held under the 1992 Stock Plan or the 2008 Stock Plan vesting after April 29, 2012 for which the participant has no voting or investment power until such units vest and are released as shares of our Common Stock in accordance with the provisions of the 1992 Stock Plan or the 2008 Stock Plan, respectively; and (2) phantom shares held in the individual’s phantom stock account under the EOG Resources, Inc. 409A Deferred Compensation Plan (formerly known as the EOG Resources, Inc. 1996 Deferral Plan) (as amended, “Deferral Plan”) for which the individual has no voting or investment power until such phantom shares are released as shares of our Common Stock in accordance with the provisions of the Deferral Plan and the individual’s deferral election. Because such units and shares will not vest on or before April 29, 2012, the units and shares shown in this column are not “beneficially owned” under Rule 13d-3 under the Exchange Act.

(d)	None of our directors or named executive officers beneficially owned, as of February 29, 2012, more than 1% of the shares of our Common Stock outstanding as of February 29, 2012. Based on 269,168,813 shares of our Common Stock outstanding as of February 29, 2012, our current directors and executive officers as a group (11 in number) beneficially owned approximately 0.9% of the shares of our Common Stock outstanding as of February 29, 2012 and had total ownership of approximately 1.2% of the shares of our Common Stock outstanding as of February 29, 2012.

CORPORATE GOVERNANCE

Board of Directors

Director Independence

The Board has affirmatively determined that six of our seven current directors, namely Messrs. Alcorn, Crisp, Day, Steward, Textor and Wisner, have no direct or indirect material relationship with EOG and thus meet the criteria for independence of Article III, Section 12 of our bylaws, which are available on our website at www.eogresources.com/about/corpgov.html, as well as the independence requirements of the NYSE and the SEC.

In assessing director independence, the Board considered, among other matters, the nature and extent of any business relationships, including transactions conducted, between EOG and each director and between EOG and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated. Specifically, the Board considered (1) various transactions in connection with the exploration and production of crude oil and natural gas, such as revenue distributions, joint interest billings, payments for midstream (i.e., gathering, processing and transportation-related) services and payments for crude oil and natural gas, between EOG and certain entities engaged in certain aspects of the oil and gas business for which one of our directors is a director or otherwise affiliated, and (2) payments of dues and contributions to certain not-for-profit entities (such as trade associations) with which one of our directors is affiliated.

Except with respect to Mr. Papa, the Board determined that all such relationships and transactions that it considered were not material relationships or transactions with EOG and did not impair the independence of our directors. The Board determined that Mr. Papa is not independent because he is our Chief Executive Officer (“CEO”).

Meetings

The Board held four meetings during the year ended December 31, 2011.

Each director attended at least 75% of the total number of meetings of the Board and Board committees on which the director served. Our directors are expected to attend our annual meeting of stockholders. All of the directors attended our 2011 annual meeting of stockholders.

Executive Sessions of Non-Employee Directors

Our non-employee directors (each of whom is independent) held four executive sessions during the year ended December 31, 2011. Each of our non-employee directors attended each of the executive sessions. Mr. Day was appointed by the non-employee directors as the presiding director for these sessions, and Mr. Crisp has been appointed by the non-employee directors as the presiding director for executive sessions in 2012.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chairman of the Board and CEO should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on our Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that EOG faces. As such, the Board believes that it is in the best position to evaluate the needs of EOG and to determine how best to organize EOG’s leadership structure to meet those needs. The Board believes that the most effective leadership structure for EOG at the present time is for Mr. Papa to serve as both Chairman of the Board and CEO.

This model has succeeded because it makes clear that the Chairman of the Board and CEO is responsible for managing our business, under the oversight and review of our Board. This structure also enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

Mr. Papa has been our Chairman of the Board and CEO since 1999 and has been with EOG and its predecessor companies for over 30 years. Since becoming an independent public company in 1999, our stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index, thus demonstrating, we believe, the effectiveness of EOG’s leadership structure.

The Board believes that there is already substantial independent oversight of EOG’s management and a strong counterbalancing governance structure in place, as demonstrated by the following:

•

We have an independent presiding director.    The presiding director is annually elected by and from the independent directors of the Board. The presiding director has clearly defined leadership authority and responsibilities, which include presiding at all meetings of the Board at which the Chairman of the Board is not present as well as executive sessions of the independent directors, and serving as liaison between the Chairman of the Board and the independent directors. Our presiding director is afforded direct and complete access to the Chairman of the Board at any time as the presiding director deems necessary or appropriate, and is available for direct communication with our stockholders as described under “Stockholder Communications with the Board” below.

•

We have a substantial majority of independent directors.    Six out of the seven directors meet the criteria for independence required by the NYSE, the SEC and our bylaws; only Mr. Papa is deemed not independent since he is our CEO. Our Corporate Governance Guidelines also provide that at least three-fifths of our directors must meet such independence standards.

•

Key committees are comprised solely of independent directors.    Our Audit, Compensation and Nominating and Governance Committees are each comprised solely of independent directors. Each of our independent directors serves on each of the committees.

•

Non-employee directors meet regularly.    Our non-employee directors (each of whom is independent) typically meet in executive session without our employee director (Mr. Papa) at each regularly scheduled Board meeting. Our non-employee directors held four executive sessions during the year ended December 31, 2011. As noted above, such executive sessions are chaired by the presiding director.

•

We have annual director elections.    Our stockholders provide balance to the corporate governance process in that each year each director is elected pursuant to the majority voting provisions in our bylaws. Our stockholders may also communicate directly with the presiding director or any other director, as described under “Stockholder Communications with the Board” below.

Board’s Role in Risk Oversight

Our Board retains primary responsibility for risk oversight. To assist the Board in carrying out its oversight responsibilities, members of our senior management report to the Board and its committees on areas of risk to our company, and our Board committees consider specific areas of risk inherent in their respective areas of oversight and report to the full Board regarding their activities. For example, our Audit Committee periodically discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our CEO and other executive officers and determines our executive compensation. Our Nominating and Governance Committee focuses on issues relating to Board and Board committee composition and corporate governance matters. In addition, to ensure that our Board has a broad view of our overall risk management process, the Board periodically reviews our long-term strategic plans and the principal issues and risks that we may face, as well as the processes through which we manage risk. At this time, we believe that combining the roles of Chairman of the Board and CEO enhances the Board’s administration of its risk oversight function because, through his role as Chairman of the Board, and based on his experiences with the daily management of our business as our CEO, Mr. Papa (EOG’s Chairman of the Board and CEO) provides the Board with valuable insight into our risk profile and the options to mitigate and address those risks.

Committees of the Board

The charter for each committee of the Board identified below is available on our website at www.eogresources.com/about/corpgov.html. Copies of the committee charters are also available upon written request to our Corporate Secretary.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised exclusively of independent directors, is responsible for identifying prospective qualified candidates to fill vacancies on the Board, recommending director nominees (including chairpersons) for each of our committees, developing and recommending appropriate corporate governance guidelines and overseeing the self-evaluation of the Board. In considering individual director nominees and Board committee appointments, our Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and Board committees and to identify individuals who can effectively assist EOG in achieving our short-term and long-term goals, protecting our stockholders’ interests and creating and enhancing value for our stockholders. In so doing, the Nominating and Governance Committee considers a person’s diversity attributes (e.g., professional experiences, skills, background, race and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Moreover, diversity in professional experience, skills and background, and diversity in race and gender, are just a few of the attributes that the Nominating and Governance Committee takes into account. In evaluating prospective candidates, the Nominating and Governance Committee also considers whether the individual has personal and professional integrity, good business judgment and relevant experience and skills, and whether such individual is willing and able to commit the time necessary for Board and Board committee service.

While there are no specific minimum requirements that the Nominating and Governance Committee believes must be met by a prospective director nominee (other than the general requirements of our Corporate Governance Guidelines discussed below with respect to director age, director independence and director service on the boards of directors of other public companies), the Nominating and Governance Committee does believe that director nominees should possess personal and professional integrity, have good business judgment, have relevant experience and skills, and be willing and able to commit the necessary time for Board and Board committee service. Furthermore, the Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in various areas. We believe our current directors possess diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and of the oil and gas industry.

Our current Board of seven directors is consistent with our Corporate Governance Guidelines, and our Board has no current plans to increase the size of the Board. However, if, in the future, we have a vacancy on the Board or the Board determines that it is appropriate to add a directorship, the Nominating and Governance Committee will, pursuant to its charter, take into account diversity in professional experience, skills and background, diversity in race and gender and the other attributes and factors described above, in evaluating candidates for such directorship.

Our Corporate Governance Guidelines, which are available at www.eogresources.com/about/corpgov.html, mandate that:

•	no director shall be eligible to stand for re-election after having attained the age of 80, unless approved by the Board;

•	at least three-fifths of our directors must meet the criteria for independence required by the NYSE, the SEC and our bylaws; and

•	no non-employee director may serve on the board of directors of more than four other public companies, and our CEO may not serve on the board of directors of more than two other public companies.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating director nominees. As an alternative to term limits for directors, the Nominating and Governance Committee annually reviews each director’s continuation on the Board. The Nominating and Governance Committee also regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or other circumstances. In addition, the Nominating and Governance Committee considers, from time to time, various potential candidates for directorships. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

In addition, the Nominating and Governance Committee will consider nominees recommended by stockholders in accordance with the procedures outlined under “Stockholder Proposals and Director Nominations — Nominations for 2013 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders” below. The Nominating and Governance Committee will evaluate such nominees according to the same criteria, and in the same manner, as any other director nominee.

The Nominating and Governance Committee held three meetings during the year ended December 31, 2011. The Nominating and Governance Committee is currently comprised of Messrs. Wisner (Chairman), Alcorn, Crisp, Day, Steward and Textor.

Audit Committee

The Audit Committee, which is comprised exclusively of independent directors, has been established by the Board to oversee our accounting and financial reporting processes and the audits of our financial statements.

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate (as required by NYSE rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations.

The Board has also determined that Mr. Textor, an independent director since 2001 and the Chairman of our Audit Committee since 2001, is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Textor has acquired these attributes by means of having held various positions that provided relevant experience, as described in his biographical information under “Item 1. Election of Directors” below, and by having served as Chairman of our Audit Committee since 2001.

The Audit Committee has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

The Audit Committee held six meetings during the year ended December 31, 2011 and is currently comprised of Messrs. Textor (Chairman), Alcorn, Crisp, Day, Steward and Wisner.

Compensation Committee

The Compensation Committee, which is comprised exclusively of independent directors, is responsible for the administration of our stock compensation plans and approval and evaluation of the compensation arrangements for our executive officers and directors. The Compensation Committee is also responsible for reviewing the disclosures in our Compensation Discussion and Analysis and providing an annual Compensation Committee Report, both of which are included in this proxy statement. Please refer to “Compensation Discussion and Analysis — Compensation Process” and “Director Compensation and Stock Ownership Guidelines” below for a discussion of the Compensation Committee’s procedures and processes for making executive officer and non-employee director compensation determinations. All of the members of the Compensation Committee qualify as “Non-Employee Directors” under Rule 16b-3 under the Exchange Act and qualify as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”).

The Compensation Committee held four meetings during the year ended December 31, 2011 and is currently comprised of Messrs. Alcorn (Chairman), Crisp, Day, Steward, Textor and Wisner.

Compensation Committee Interlocks and Insider Participation

Messrs. Alcorn, Crisp, Day, Steward, Textor and Wisner serve as members of the Compensation Committee and none of them is a current or former officer or employee of EOG. During the year ended December 31, 2011, none of our executive officers served as a director or member of the compensation committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of EOG or on our Board’s Compensation Committee.

Stockholder Communications with the Board

Pursuant to the process adopted by the Board, our stockholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received in a log established for that purpose, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Corporate Secretary will not open the communication, but will note the date the communication was received in a log established for that purpose and promptly forward the communication to the director(s) to whom it is addressed. Further information regarding this process can be found on our website at www.eogresources.com/about/corpgov.html.

Our stockholders and other interested parties can also communicate directly with the presiding director for the executive sessions of the non-employee directors, or the non-employee directors as a group, using the same procedure outlined above for general communications with the Board, except any such communication should be addressed to the presiding director or to the non-employee directors as a group, as appropriate. Mr. Crisp has been chosen as the presiding director for 2012.

Codes of Conduct and Ethics and Corporate Governance Guidelines

Pursuant to NYSE and SEC rules, we have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees, and a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that, along with our Code of Conduct, applies to our principal executive officer, principal financial officer, principal accounting officer and controllers.

You can access our Code of Conduct and Code of Ethics on our website at www.eogresources.com/about/corpgov.html, and any stockholder who so requests may obtain a copy of our Code of Conduct or Code of Ethics by submitting a written request to our Corporate Secretary. We intend to disclose any amendments to our Code of Conduct or Code of Ethics and any waivers with respect to our Code of Conduct or Code of Ethics granted to our principal executive officer, our principal financial officer, our principal accounting officer, any of our controllers or any of our other employees performing similar functions on our website at www.eogresources.com within four business days after the amendment or waiver. In such case, the disclosure regarding the amendment or waiver will remain available on our website for at least 12 months after the initial disclosure. There have been no waivers granted with respect to our Code of Conduct or our Code of Ethics to any such officers or employees.

Moreover, we have adopted, pursuant to NYSE rules, Corporate Governance Guidelines, which may be accessed on our website at www.eogresources.com/about/corpgov.html. Any stockholder may obtain a copy of our Corporate Governance Guidelines by submitting a written request to our Corporate Secretary.

REPORT OF THE AUDIT COMMITTEE

In connection with the fiscal year 2011 audited financial statements of EOG Resources, Inc. (“EOG”), the Audit Committee of the Board of Directors of EOG (1) reviewed and discussed the audited financial statements with EOG’s management; (2) discussed with EOG’s independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU Section 380, “Communication with Audit Committees,” and Securities and Exchange Commission Regulation S-X, Rule 2-07; (3) received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence; (4) discussed with the independent auditors the independent auditors’ independence; and (5) considered whether the provision of non-audit services by EOG’s principal auditors is compatible with maintaining auditor independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements for fiscal year 2011 be included in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Donald F. Textor, Chairman
George A. Alcorn
Charles R. Crisp
James C. Day
H. Leighton Steward
Frank G. Wisner

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2012 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
George A. Alcorn, Chairman
Charles R. Crisp
James C. Day
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, (i) “Named Officers” refers to Mark G. Papa, our Chief Executive Officer; William R. Thomas, our President; Gary L. Thomas, our Chief Operating Officer; Frederick J. Plaeger, II, our Senior Vice President and General Counsel; and Timothy K. Driggers, our Vice President and Chief Financial Officer and (ii) “peer group,” “peer companies” or similar phrases refers to the companies identified in “Compensation Assessment Tools” below.

Executive Summary

The Compensation Committee (“Committee”) believes that our executive management team has created significant value for our stockholders by developing a more heavily weighted crude oil and liquids-rich natural gas portfolio of resource plays, while maintaining our core natural gas assets. As part of its transition from a predominantly natural gas-based company to one focused on crude oil and natural gas liquids, EOG seized a first-mover opportunity to dominate such liquids-rich plays and capture higher margins and rates of return. Through the vision and efforts of our executive management team, EOG was able to transform from a North American natural gas company to a company with an extensive crude oil and liquids-rich natural gas drilling inventory. The Committee believes that this impressive transformation has allowed EOG to stand out among its peer companies. Following are key highlights of our achievements in 2011:

•

Delivered 8.3% total return to stockholders, the second highest in our peer group. During the fourth quarter, we had the highest stockholder return of any company in the Standard and Poor’s 500 Oil & Gas Exploration & Production Index at 38.7%.

•	Achieved 48% year-over-year liquids (i.e., crude oil, condensate and natural gas liquids) production growth, all organic, driven by 52% year-over-year crude oil and condensate production growth.

•	Increased earnings per share and net income by over 550%, while cash provided by operating activities grew by 69%.

•	Completed our transition to a liquids-focused company, with North American wellhead revenues comprised of 72% liquids and 28% natural gas.

•

Significantly raised our overall reserve estimate in the South Texas Eagle Ford, our flagship oil play. We are the single largest oil producer in the Eagle Ford, and we believe our Eagle Ford position represents the largest domestic net oil discovery in the past 40 years, with the highest rate of return of any current play in North America.

•

We believe, based on publicly available data and analysis, that we achieved the highest liquids reserves per well at the lowest cost in each of our four large liquids-rich resource plays (Eagle Ford, Barnett Combo, North Dakota Bakken and Permian Basin Wolfcamp/Leonard) through improved drilling and completion techniques, including the use of self-sourced frac sand from company-owned mines.

•	Avoided major liquids takeaway issues and maximized the price realized for our production, primarily due to our crude-by-rail facilities.

•	Increased our common stock dividend for the 13th time in 13 years.

•	Maintained a low net debt-to-total capitalization ratio* of 26%.

•	Sold $1.4 billion in non-core assets to help fund drilling activities.

Consistent with, and in recognition of, these achievements, we awarded total compensation to the Named Officers based on company performance, individual performance and compensation opportunities delivered by our peer companies. In September 2011, we announced that Mr. William Thomas had been promoted to President and Mr. Gary Thomas had been promoted to Chief Operating Officer. We also announced at that time that Mr. Papa would retire from his role as Chairman and CEO in June 2013, to be succeeded by Mr. W. Thomas. The Committee considered these recent promotions and upcoming transitions in determining the compensation for each of Messrs. Papa, W. Thomas and G. Thomas.

*	See Annex A to this proxy statement.

Say-on-Pay Vote and Key Program Changes

Our stockholders’ first advisory vote on executive compensation, “Say-on-Pay,” took place at our 2011 annual meeting of stockholders. A majority of voted shares supported our executive compensation program. However, during the voting process we received input from our stockholders that our “single-trigger” severance benefit and excise tax gross-up payments following a change of control, as well as our executive employment agreements with automatic renewal provisions, were not consistent with evolving governance practices.

After carefully considering the voting results and stockholder input, in September 2011, we renegotiated all of our change of control agreements to eliminate the “single-trigger” severance benefit and excise tax gross-up provisions. We do not anticipate entering into or adopting any new compensation agreements, policies or arrangements that would provide “single-trigger” severance or excise tax gross-up payments to EOG’s executive officers. In addition, in February 2012, our executive officers and Board of Directors mutually agreed to discontinue the use of executive employment agreements. The employment agreements previously in place would have automatically renewed annually for successive one-year terms upon the expiration of their terms in 2012. The executive officers voluntarily discontinued their employment agreements so that their employment with EOG would be on the same terms and conditions, and subject to the same policies, as other EOG employees.

Stockholder-Friendly Features of Our Executive Compensation Program

Our executive compensation program continues to include other stockholder-friendly features such as:

•	An annual bonus plan that is tied to annual operational and financial goals, with a portion of bonuses paid in restricted stock/RSUs subject to five-year “cliff” vesting.

•

Significant alignment with stockholders in the form of annual stock grants with long-service vesting requirements of five-year “cliff” vesting for restricted stock/RSUs and four-year ratable vesting for SARs, as well as significant stock ownership requirements for the Named Officers.

•	Minimal perquisites and no supplemental pension benefits.

Compensation Objectives

Our executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executive officers for their contributions to the achievement of EOG’s key short-term and long-term goals. The Committee is guided by the following key principles in determining the compensation of our CEO and other Named Officers:

•

Competition Among Peers.    The Committee believes that our executive compensation program should reflect the competitive recruiting and retention conditions in the oil and gas industry, so that we can attract, motivate and retain top industry talent. The Committee references the middle range of compensation opportunities among our peer group, while considering other factors and individual situations that influence the attraction, motivation and retention of exceptional talent.

•

Accountability for Our Performance.    The Committee also believes that our executive compensation program should be tied, in part, to our operational and financial performance, so that our executive officers are held accountable through their compensation for the performance of EOG based on our achievement of certain pre-determined operational and financial goals.

•

Accountability for Individual Performance.    In addition, the Committee believes that our executive compensation program should be tied in part to the executive officer’s achievement of pre-determined individual performance goals, to encourage and promote individual contributions to EOG’s overall performance.

•

Alignment with Stockholder Interests.    Moreover, the Committee believes that our executive compensation program should be tied in part to our stock price performance through grants of restricted stock/RSUs and SARs, to further align our executive officers’ interests with those of our stockholders.

Each of the components of our executive compensation program plays a unique role in meeting our compensation objectives:

Compensation Element	Role in Total Compensation
Base Salary	• Provides a competitive level of fixed compensation based on the individual’s role, experience, qualifications and performance
Annual Bonus	• Aligns Named Officers with annual operational and financial results • Recognizes individual contributions to annual results • Communicates the Board’s evaluation of EOG’s annual performance
Long-Term Incentives (Restricted Stock/RSUs and SARs)

•    Aligns Named Officers with sustained long-term value creation

•    Creates a meaningful and sustained ownership stake in EOG

•    Fosters retention through forfeitable awards

•    Combined with salary and bonus, provides a competitive total compensation opportunity commensurate with company performance relative to our peer group

Benefits (Retirement, Health and Welfare)	• Provides financial security for various life events (e.g., disability or death) • Matches benefits generally provided to other EOG employees
Post-Termination Compensation and Benefits	• Provides a competitive level of income protection

The following charts illustrate the primary elements of compensation for our CEO and our other Named Officers and for the CEO and other named executive officers in our peer group. Our CEO’s compensation package is more substantial than that of our other Named Officers. The Committee has determined that this difference is acceptable based on its comparison of the compensation packages awarded to the CEOs of our peer group companies. Our executive compensation program is more heavily weighted towards long-term equity compensation than our peer group, consistent with our belief that our executive compensation program should be tied in part to our stock price to further align the interests of our Named Officers with our stockholders.

CEO

OTHER NAMED OFFICERS

Compensation Process

During each year, the Committee periodically reviews our executive compensation program and determines whether each component continues to promote our compensation goals.

The Committee’s Decision-Making Process

The Committee oversees a rigorous process to set performance goals, evaluate progress toward such goals, monitor external trends, measure competitiveness and determine compensation outcomes. The Committee meets at least once per calendar quarter, with standing agenda items that support a disciplined process and address the responsibilities outlined in the Committee’s charter.

Each February, the Committee approves our operational and financial goals for that year based on recommendations and input from management. The approved company performance goals become the individual performance goals for our CEO.

At each meeting throughout the year, our CEO provides the Committee a detailed progress update on the performance goals approved in February. The Committee also reviews periodic updates on governance trends, regulatory changes and industry compensation matters throughout the year.

Each September, the Committee considers certain compensation actions for our Named Officers, including salary adjustments and annual stock awards. The Committee reviews industry compensation data and relevant external trends, along with an assessment of each Named Officer’s individual performance and the progress toward our operational and financial goals to determine compensation actions.

At its meeting the following February, the Committee considers a range of information to determine appropriate performance-based compensation outcomes, including:

•

Audited financial information to evaluate and certify the actual performance achieved against company performance goals, and against the financial performance goal stated in our Executive Officer Annual Bonus Plan.

•	Company performance relative to strategic and operational goals.

•	Individual officer performance relative to individual performance goals established at the beginning of the prior year.

•

The prior year’s economic environment, commodity price fluctuations and other unforeseen influences (adverse or beneficial) that should be considered in the Committee’s evaluation of company and individual performance.

Role of Chief Executive Officer and Other Officers

The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than himself. Mr. Papa meets with each executive officer at the beginning of the year to identify and discuss individual performance goals related to the executive officer’s expected contribution to the achievement of our performance goals for the upcoming year. Mr. Papa provides performance feedback throughout the year and conducts a formal performance review with each executive officer at the end of the year. Mr. Papa and his team also provide information to the Committee regarding the performance of the company for the Committee’s determination of annual bonuses. The Committee makes the final determination of Named Officer compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

Role of Independent Consultant

At its September 2011 meeting, the Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian reports solely to the Committee, and the Committee determines the scope of Meridian’s engagement, which includes:

•	Attending and participating in meetings of the Committee.

•	Providing input into plan design discussions and individual compensation actions, as needed.

•	Providing benchmarking (i.e., peer company) data on executive compensation for the Committee to use in its decision-making process.

•	Reviewing and providing feedback on our SEC filings relating to executive compensation, including our compensation discussion and analysis disclosures.

•	Keeping the Committee apprised of trends and other developments affecting executive compensation.

Meridian meets periodically with members of management in carrying out these duties. Meridian performs no other services for EOG or management.

Compensation Assessment Tools

In order to attract, motivate and retain talented executive officers, we must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our CEO and our other Named Officers as compared to compensation data for similarly situated executive officers at peer companies selected by the Committee.

The Committee selects peer companies with similar market capitalization and similar lines of business to EOG (i.e., independent exploration and production companies). The peer group changes from time to time as a result of fluctuation in company size, changes in the business lines of our peers, acquisitions, developments in the oil and gas industry and other factors. For 2011, the Committee considered data from the following peer group:

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Chesapeake Energy Corporation

•	Devon Energy Corporation

•	EnCana Corporation

•	Noble Energy, Inc.

•	Southwestern Energy Company

In September 2011, Meridian provided the Committee with a 2011 Top Officer Benchmarking Report based on Meridian’s North America Oil & Gas Exploration and Production Compensation Survey. The report provided information on the amounts, opportunities and forms of compensation used across our peer group. The Committee also reviewed data from a broader group of oil and gas exploration and production companies that included integrated oil and gas companies and other industry companies of varying sizes to validate the data from our peer group.

Executive Compensation Program for 2011

The following discussion describes the components of our executive compensation program and explains how we determined the amounts for our Named Officers.

Base Salary

The following table presents the base salaries and salary adjustments approved for our Named Officers in 2011.

2011 Base Salaries and Salary Adjustments

Name	Previous Base Salary		Base Salary Effective September 1, 2011		Percent Increase		Rationale
Mark G. Papa		$940,000		$940,000	0%		At Mr. Papa’s request, his salary has not been increased since 2004.

William R. Thomas(a) Gary L. Thomas	$ $	500,000 625,500	$ $	675,000 675,000	35.0 7.9	% %

Salaries for Messrs. W. Thomas and G. Thomas were increased to recognize their promotions announced in September 2011 and resulting increased responsibilities within the organization as well as their outstanding performance.

Frederick J. Plaeger, II Timothy K. Driggers	$ $	395,400 367,000	$ $	420,000 400,000	6.2 9.0	% %	Mr. Plaeger and Mr. Driggers were both determined to be performing well in their roles and contributing to the strong performance of the company. The Committee also considered Mr. Driggers’ base salary relative to our peer group.

(a)	Mr. W. Thomas’ salary was increased from $406,500 to $500,000, effective February 1, 2011, to recognize his promotion to Senior Executive Vice President, Exploitation.

Annual Bonus

Our CEO and other Named Officers are eligible to receive annual bonuses under our stockholder-approved Executive Officer Annual Bonus Plan. We must achieve positive Adjusted Non-GAAP Net Income (as reported in our year-end earnings release) for the funding and payment of bonuses to our Named Officers under the Executive Officer Annual Bonus Plan, which ensures tax deductibility of any bonus awards. The Committee certified the achievement of that financial performance goal for 2011.

In evaluating 2011 performance, the Committee focused on the performance goals listed below. The Committee revised certain performance goals in 2011 to take into account fluctuations in commodity prices as well as other economic, operational and commercial considerations related to our 2011 operating plan. The Committee does not apply a formula or specific weighting to any of these performance goals. It uses these performance goals in evaluating the Named Officer’s performance in a subjective manner.

Performance Goal	Results	Assessment
Achieve a 15% after-tax rate of return.*	Exceeded	Achieved a greater-than-15% after-tax rate of return* on the entire capital expenditure program.

Achieve top-half status in peer group regarding stock price performance.	Exceeded	Finished second out of eight companies in our peer group in absolute stock performance by delivering a positive 8.3% total return to stockholders versus the peer average of negative 13.6%. Finished third out of eight companies in our peer group regarding forward stock price-to-cash flow multiple at 5.3 versus the peer average of 4.4.

Achieve 43% year-over-year liquids production growth and 8.2% year-over-year overall production growth.	Exceeded	Achieved 48% year-over-year liquids production growth and 9.4% year-over-year overall production growth.

Sell $1 billion of acreage/gas producing properties.	Exceeded	Sold $1.4 billion of acreage/gas producing properties.

Achieve a year-end net debt-to-total capitalization ratio* of less than 30%.	Exceeded	The year-end net debt-to-total capitalization ratio* was 26%.

Achieve 6.5% return on capital employed* and 8.2% return on equity.	Significantly Accomplished	Achieved a 7.7% return on capital employed* and a 9.5% return on equity.

Other strategic and operational goals relative to exploration and development activities.	Significantly Accomplished	Several significant accomplishments, such as increasing our reserve estimate in the South Texas Eagle Ford, implementing self-sourced fracs using sand from our Wisconsin sand mine, safely completing development of our Toucan Field offshore Trinidad and identification of additional oil prospects, both domestically and internationally.

Achieve unit cost targets.	Accomplished

Achieved our depletion, depreciation and amortization expense, lease operating and transportation expense, general and administrative expense and interest expense per unit (i.e., per barrel of oil equivalent) cost targets as reviewed and revised by the Committee during 2011.

*	See Annex A to this proxy statement.

The Committee believes that a subjective determination of bonus funding based on a retrospective evaluation of performance against goals yields the most appropriate bonus outcome. Setting specific performance goals in advance helps establish important benchmarks and communicates EOG’s top priorities to its Named Officers and employees. In addition to or instead of the categories of performance goals listed in the table above, in the future the Committee may establish performance goals based on other financial measures related to returns and revenues and other operational goals relevant to our annual operating plan.

In a commodity business like ours, certain performance goals can also lose their relevance with swings in commodity prices. Strict adherence to established performance goals may also prevent us from modifying our business strategy during the year as appropriate. The Committee has the discretion to revise or modify the performance goals during the year to address fluctuations in commodity prices, changes to our operating plan or business strategy and other factors.

The Committee intends to continue a practice of setting and communicating specific performance goals, measuring company and individual performance against those goals, and applying a subjective evaluation to determine bonus awards. In addition, the Committee intends to continue the practice of delivering a significant portion of the annual bonus in restricted stock/RSUs in lieu of cash, with five-year “cliff” vesting, under the terms of the Executive Officer Annual Bonus Plan and the “Performance Stock” provisions of our 2008 Stock Plan, to further align the interests of the Named Officers with the interests of our stockholders.

Based on the Committee’s assessment of 2011 performance compared to our performance goals, and to reward the successful execution of the strategy to increase revenues emanating from liquids production, which translated into significant year-over-year increases in net income and cash flow, the Named Officers were awarded annual bonuses for 2011 as follows:

2011 Annual Bonus Awards

		Cash Component		Equity Component (a)		Total Value
Name	Current Salary	($)	(% Of Salary)	($)	(% Of Salary)	($)	(% Of Salary)
Mark G. Papa	$940,000	$1,443,000	153.5%	$1,443,000	153.5%	$2,886,000	307%
William R. Thomas	$675,000	$756,000	112.0%	$504,000	75.0%	$1,260,000	187%
Gary L. Thomas	$675,000	$756,000	112.0%	$504,000	75.0%	$1,260,000	187%
Frederick J. Plaeger, II	$420,000	$309,000	74.0%	$206,000	49.0%	$515,000	123%
Timothy K. Driggers	$400,000	$297,600	74.4%	$198,400	49.6%	$496,000	124%

(a)	Represents 40% of the total bonus value for all Named Officers, except Mr. Papa, whose equity component represents 50% of his total bonus value, delivered in restricted stock or RSUs, as the case may be (rounded down to a whole share), based on the closing price of our Common Stock on the NYSE on the date of grant (March 6, 2012) of $112.72 per share.

The Committee determined Mr. Papa’s bonus at a higher percentage of salary than the other Named Officers in recognition of his demonstrated leadership in achieving EOG’s results, and due to his relatively low salary compared to our peer group CEOs. Bonuses for Messrs. W. Thomas and G. Thomas recognized contributions in their new roles as part of our announced leadership transition, along with contributions throughout the year toward our successful execution of our 2011 business strategy. Bonuses for Messrs. Plaeger and Driggers reflected their individual contributions to the achievement of the performance goals listed above, along with recognition of relatively higher cash compensation opportunities available among peer companies for similar roles.

Long-Term Incentives

The long-term incentive component of our executive compensation program for Named Officers consists of two vehicles:

•	Restricted Stock/RSUs

•	SARs

The table below summarizes the key features of each vehicle.

Vehicle	Purpose	Key Terms
Restricted Stock/ RSUs

•      Align the Named Officers with stockholders

•      Enhance the retention of our Named Officers

•      Emphasize our long-term strategy

•      May be issued in special situations to recognize achievements (for example, the discovery of significant oil and gas reserves)

•      “Cliff” vest five years from grant date

•      Dividends are credited to the holder and are paid at the expiration of the vesting period or forfeited if the related share of restricted stock/RSU is forfeited

•      RSUs are granted instead of restricted stock if the Named Officer is 62 years old or older or will reach age 62 prior to the grant’s vesting date, in order to avoid adverse tax consequences to the Named Officer under the Code

•      Grant dates are established approximately two weeks after the date of approval to allow time to administer the grants

SARs	• Reward our Named Officers for increases in stockholder value • Align the Named Officers with stockholders

•      Seven-year exercise period

•      SARs are settled in shares of common stock based on the appreciation in value of the SAR based on the excess of the fair market value of our common stock on the date of exercise over the exercise price, net of applicable taxes

•      Vest over four years at 25% per year

•      Grant dates are established approximately two weeks after the date of approval to allow time to administer the grants

The long-term incentive awards granted to each Named Officer are determined in September of each year based on the following factors:

•	An evaluation of our progress to-date towards achieving our pre-determined company performance goals.

•	Individual Named Officer contributions toward our performance goals.

•	Compensation data from our peer group for executives in similar positions.

•	The current amount of equity in place from previous years’ grants for each Named Officer for retention and incentive purposes.

Based on the factors described above, the Committee, in September 2011, granted to each of the Named Officers the long-term incentive awards set forth in the following table. The long-term incentive value for each Named Officer, expect Mr. Papa, was split equally between restricted stock/RSUs and SARs. For Mr. Papa, the award was comprised entirely of RSUs in order to provide Mr. Papa with an equity instrument that does not involve (as would SARs) an elective decision by Mr. Papa.

2011 Long-Term Incentive Awards

Name	Approved Grant Value	Restricted Stock/ RSU Value	Number of Shares of Restricted Stock/ RSUs(a)	SAR Value	Number of Securities Underlying SARs(b)
Mark G. Papa	$10,500,000	$10,500,000	125,854
William R. Thomas	$4,766,178	$2,383,089	28,563	$2,383,089	71,410
Gary L. Thomas	$4,766,178	$2,383,089	28,563	$2,383,089	71,410
Frederick J. Plaeger, II	$1,552,400	$776,200	9,303	$776,200	23,260
Timothy K. Driggers	$1,688,000	$844,000	10,116	$844,000	25,290

(a)	The number of shares of restricted stock/RSUs was based on the closing price of our Common Stock on the NYSE on September 21, 2011 of $83.43 per share.

(b)	The number of SARs was based on a grant value per share of $33.372 based on historical SAR values as confirmed by Meridian. As noted in the “Grants of Plan-Based Awards Table for 2011,” the actual grant value per SAR used for accounting purposes, based on the Hull-White II binomial option pricing model, was $29.406 per share.

Post-Termination Compensation and Benefits

The components of our post-termination compensation and benefits, and the events that trigger those benefits, are discussed under “Potential Payments Upon Termination of Employment or Change of Control” below. Each Named Officer has a change of control agreement that provides benefits in the event of a change of control of EOG. The Committee believes that these change of control benefits, which are a significant component of our executive compensation program, are a retention device in a competitive market and believes that our Named Officers should be compensated if they (1) are involuntarily terminated (other than for cause) after a change of control of EOG or (2) voluntarily terminate their employment with EOG after a change of control of EOG under circumstances that constitute “good reason” (as defined in the change of control agreements). As discussed above, during 2011, the executives voluntarily agreed to amend their change of control agreements to remove the excise tax gross-up and “single-trigger” benefit provisions relating to a change of control.

Other Compensation and Benefits

Retirement Plans. For the fiscal year 2011, we maintained our Savings Plan, a defined contribution plan that qualified under Section 401(a) of the Code, under which we matched 100% of an employee’s pre-tax contributions up to 6% of the employee’s annual base salary, subject to statutory limits. For the fiscal year 2011, we also maintained our Money Purchase Pension Plan, a non-contributory, defined contribution plan that qualified under Section 401(a) of the Code, under which we contributed 3% to 9% (depending on an employee’s age and years of EOG service) of the employee’s annual base salary and bonus, subject to certain statutory limits. In 2011, the contribution percentage for each of the Named Officers was 9%.

In September 2011, our Board approved a merger of the Money Purchase Pension Plan into the Savings Plan, effective as of January 1, 2012, and the merged plan was renamed the “EOG Resources, Inc. Savings and Retirement Plan.” Our matching and retirement contribution percentages remain the same.

Deferral Plan. To allow certain key employees, including the Named Officers, to reduce their current compensation, thereby reducing current taxable income, we maintain the Deferral Plan under which a percentage of annual base salary, annual bonus and Savings and Retirement Plan refunds resulting from excess deferrals into our Savings and Retirement Plan may be deferred to a later specified date.

The Deferral Plan pays at-market mutual fund investment returns or treats deferrals as if they were invested in our Common Stock, based upon participant elections, and does not credit above-market or preferential earnings. EOG does not guarantee returns on deferrals or the principal amount of participants’ deferrals.

We may make contributions to the Deferral Plan on behalf of the Named Officers in the event of a reduction in benefits under our Savings and Retirement Plan due to either statutory and/or plan earnings limits or because the executive officer elects to defer annual base salary and/or annual bonus into the Deferral Plan. These contributions (“Make-Whole Contributions”) are intended to provide the entire contribution amount to the executive officer’s retirement accounts as if there were no statutory or other limitations.

Perquisite Allowances. Messrs. Papa, W. Thomas and G. Thomas each receive a perquisite allowance equal to 3% of his respective annual base salary to be used for certain enumerated items. Messrs. Plaeger and Driggers each receive an annual perquisite allowance of $2,600. The perquisite allowance is not “grossed up” to account for income taxes. We provide a perquisite allowance rather than pay for perquisites on an individual basis to lessen the administrative burden of documentation for individual items. Named Officers do not have to submit reimbursement requests for the enumerated items and are able to select among various perquisites as they believe appropriate.

Employee Stock Purchase Plan. Each Named Officer has the opportunity to participate in the EOG Resources, Inc. Employee Stock Purchase Plan (as amended, “ESPP”) to the same extent as all other employees. The ESPP allows employees to purchase our Common Stock at a 15% discount to the closing price of our Common Stock as of certain dates, with no commission or fees, subject to certain limitations specified in the ESPP.

Medical, Life, Disability and Retirement Plans. Each Named Officer participates in the same benefit plans available to all of our employees. We have no executive officer medical, life or disability plans, nor do we have supplemental retirement benefits for our executive officers, other than the Make-Whole Contributions described under “Deferral Plan” above.

Sporting Event Tickets. We provide tickets to local sporting events for use by all employees. Executive officers, including the Named Officers, have first priority over use of these tickets. These items are included in the taxable income of the Named Officers based on their use, and include “gross-ups” to account for income taxes.

Service Awards. Named Officers participate in our service award program that recognizes years of service provided to EOG to the same extent as all other employees.

Subsidized Parking. We offer subsidized parking to all of our employees in Houston, Texas. Income is imputed for the amount of the parking subsidy that exceeds the maximum allowable as a nontaxable fringe benefit under the Code. The imputed income does not include “gross-ups” to account for income taxes.

Other Compensation Matters

Tax and Accounting Considerations

In setting the components of our executive compensation program, the Committee considers the impact of the following tax and accounting provisions:

Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction for a fiscal year to public companies for compensation over $1 million paid individually to the principal executive officer and the three most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The SAR component of our long-term incentive compensation, awards made under our Executive Officer Annual Bonus Plan and the restricted stock/RSUs granted in lieu of cash under the Executive Officer Annual Bonus Plan comply with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever practicable, but does grant awards that are non-deductible, such as restricted stock/RSUs, when it believes such grants are in the best interests of EOG and our stockholders.

Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Our equity awards to the Named Officers (and to our other employees) are structured to maintain the appropriate equity accounting treatment.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our nonqualified deferred compensation plans and arrangements (including our Deferral Plan), change of control agreements, severance plans and agreements and incentive plans, each to the extent they are subject to Section 409A, to be in compliance with Section 409A. We do not currently grant any discounted stock options to which Section 409A may apply.

Code Sections 280G and 4999. As discussed above, we amended the Named Officers’ change of control agreements in September 2011 to eliminate the excise tax “gross-up” provisions and to provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the Named Officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999, or (ii) pay the full amount of severance benefits to the Named Officer (but with no tax “gross-up”), whichever produces the better after-tax result for the Named Officer (often referred to as the “best-of-net” approach).

Stock Ownership Guidelines

The Committee believes that it is in the best interests of our stockholders for all of our executive officers to maintain a significant ownership position in EOG. Therefore, the Committee has established stock ownership guidelines ranging from one times base salary for Vice Presidents to up to five times base salary for our CEO. Each Named Officer currently satisfies the guidelines.

Anti-Hedging Policy Statement and Insider Trading Policy

While none of the Named Officers have entered into any transactions to hedge the economic risks of EOG stock ownership, EOG’s policies do not explicitly prohibit such hedging transactions. However, all transactions involving EOG stock must comply with EOG’s Code of Conduct, EOG’s Insider Trading Policy and applicable law, including the public reporting provisions of Section 16 of the Exchange Act. Under our Code of Conduct, officers and employees are prohibited from trading in EOG stock based on material, non-public information about EOG.

Additionally, our Insider Trading Policy provides that any director or executive officer covered by Section 16 of the Exchange Act shall not hold EOG common stock in a margin account or pledge (with certain limited exceptions) such common stock as collateral for a loan. The limited exception to this prohibition is in instances where a director or executive officer wishes to pledge his shares of EOG common stock as collateral for a personal loan (other than a margin loan to purchase additional EOG common stock) and clearly demonstrates the financial ability to repay the loan without resort to the pledged securities. Any such exception must be submitted to the CEO or General Counsel for approval. In the limited circumstance where an exception is granted, EOG’s stock ownership guidelines specifically provide that any stock held as pledged securities are not counted in determining compliance with such ownership guidelines. However, none of the executive officers have pledged EOG common stock as collateral for a loan pursuant to this exception under our Insider Trading Policy.

Clawback Policies

Other than legal requirements under Sarbanes-Oxley, we currently do not have any policies in place regarding the adjustment or recovery of compensation payments or awards in the event that we are required to restate our financial statements. We believe that our accounting practices are conservative and, moreover, we have not been required to restate our financial statements at any time since becoming an independent company in 1999. Under Sarbanes-Oxley, our CEO and CFO may be subject to clawbacks in the event of a restatement. Thus, the Committee has not deemed any additional recoupment policies to be necessary. We will continue to monitor regulations and trends in this area.

Compensation Risk Assessment

The Committee has reviewed the relationship between our risk management policies and compensation policies and practices and concluded that we do not have any compensation policies or practices that expose us to risks that are reasonably likely to have a material adverse effect on EOG.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes certain information regarding compensation paid or accrued during 2011, 2010 and 2009 to the Named Officers.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	Stock Option/ SAR Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
Mark G. Papa	2011	$940,000		$12,074,945		$1,443,000		$356,554	$14,814,499
Chairman of the Board	2010	940,000		10,824,891		975,000		346,454	13,086,345
and Chief Executive Officer	2009	976,154		10,525,571		825,000		386,977	12,713,702
William R. Thomas	2011	$546,654		$4,046,051	$2,099,882	$756,000		$261,507	$7,710,094
President
Gary L. Thomas	2011	$640,731		$2,922,932	$2,099,882	$756,000		$217,849	$6,637,394
Chief Operating Officer	2010	601,269		2,963,268	2,406,379	720,000		190,548	6,881,464
	2009	602,481		3,661,235	458,475	540,000		200,440	5,462,631
Frederick J. Plaeger, II	2011	$402,969		$954,034	$683,984	$309,000		$108,364	$2,458,351
Senior Vice President and General Counsel	2010	379,892		782,612	600,994	284,688		84,724	2,132,910
Timothy K. Driggers	2011	$377,154		$1,009,119	$743,678	$297,600		$96,609	$2,524,160
Vice President and Chief Financial Officer	2010	348,308		760,086	600,994	264,240		84,145	2,057,773
	2009	346,154		472,462	194,852	192,000		88,139	1,293,607

(a)	Amounts represent annual base salary received by the Named Officers. EOG’s employees are paid on a bi-weekly basis and generally receive twenty-six paychecks per calendar year. However, in 2009, EOG employees, including the Named Officers, received twenty-seven paychecks due to the final payroll being processed a day earlier due to the January 1, 2010 holiday.

(b)	Amounts represent the grant date fair value of restricted stock/RSU awards under the terms of the 2008 Stock Plan based on the closing price of EOG’s Common Stock on the NYSE on the date of grant. Restricted stock/RSU awards “cliff” vest five years from the date of grant. Includes grants made in lieu of cash under the Executive Officer Annual Bonus Plan for the prior year (e.g., 2011 amount includes restricted stock/RSUs awarded in March 2011 for 2010 performance).

(c)	Amounts represent the grant date fair value of SAR awards under the terms of the 2008 Stock Plan estimated using the Hull-White II binomial option pricing model. For a discussion of the assumptions used, see footnote (e) to the “Grants of Plan-Based Awards Table for 2011” below.

(d)	Amounts represent the cash portion of awards made each year under the Executive Officer Annual Bonus Plan. See “Compensation Discussion and Analysis — Executive Compensation Program for 2011 — Annual Bonus” above for a complete discussion of awards made for 2011.

(e)	As discussed above, we maintain the Deferral Plan under which a percentage of annual base salary, annual bonus and Savings and Retirement Plan refunds resulting from excess deferrals in our Savings and Retirement Plan may be deferred to a later specified date. Since the Deferral Plan does not credit above-market or preferential earnings, no earnings have been reported.

(f)	All Other Compensation for 2011 consists of:

•

Matching contributions under the Savings and Retirement Plan, our retirement contributions on behalf of each Named Officer to the Savings and Retirement Plan and our Make-Whole Contributions on behalf of each Named Officer to the Deferral Plan as follows: Mr. Papa, $276,000; Mr. W. Thomas, $146,798; Mr. G. Thomas, $177,110; Mr. Plaeger, $92,473; and Mr. Driggers, $86,300; and

•

Perquisites and other personal benefits consisting of (1) cash perquisite allowances for each of the Named Officers, including $28,200 for Mr. Papa; (2) flex dollars provided to each of the Named Officers to be used to pay for medical, dental, employee life and accidental death and dismemberment coverage on a pre-tax basis; (3) use of EOG’s sporting event tickets by Messrs. Papa, W. Thomas, G. Thomas and Plaeger (including a gross-up for payment of taxes); (4) payments for vacation not taken in 2010 to Messrs. Papa, W. Thomas and G. Thomas; (5) reimbursement to Messrs. Papa and W. Thomas for EOG-requested spouse travel (including a gross-up for payment of taxes); (6) a service award to Mr. Papa for 30 years of service to EOG; and (7) relocation expenses of $76,870 for Mr. W. Thomas in connection with his appointment as Senior Executive Vice President, Exploitation and related relocation from Fort Worth, Texas to Houston, Texas in February 2011, consisting of reimbursement of his moving expenses of $35,203 and a relocation payment of $41,667.

Grants of Plan-Based Awards Table for 2011

The following table summarizes certain information regarding grants made to each of the Named Officers during 2011 under any plan.

Name	Approval Date (a)	Grant Date (b)							All Other Stock Awards; Number of Shares of Stock or Units (#)(c)	All Other SAR Awards; Number of Securities Underlying SARs (#)(d)	Exercise or Base Price of SAR Awards ($/Sh)	Grant Date Fair Value of Stock and SAR Awards($)(e)

			Estimated Future Payouts			Estimated Future Payouts
			Under Non-Equity Incentive			Under Equity Incentive
			Plan Awards			Plan Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Mark G. Papa	02/23/11	03/08/11							14,830			$1,574,946
	09/06/11	09/21/11							125,854			$10,499,999
William R. Thomas	01/12/11	01/12/11							12,500			$1,231,125
	02/23/11	03/08/11							4,067			$431,915
	09/06/11	09/21/11							28,563	71,410	$83.43	$4,482,893
Gary L. Thomas	02/23/11	03/08/11							5,084			$539,921
	09/06/11	09/21/11							28,563	71,410	$83.43	$4,482,893
Frederick J. Plaeger, II	02/23/11	03/08/11							1,675			$177,885
	09/06/11	09/21/11							9,303	23,260	$83.43	$1,460,133
Timothy K. Driggers	02/23/11	03/08/11							1,555			$165,141
	09/06/11	09/21/11							10,116	25,290	$83.43	$1,587,656

(a), (b)	Grant dates are set approximately two weeks after the date the grants are approved by the Committee to allow time for individual managers to allocate approved pools to employees. The Committee determines the grant amount for each Named Officer to be granted on the same future grant date as other employees. The January 12, 2011 grant of RSUs to Mr. W. Thomas was made in connection with his promotion to Senior Executive Vice President, Exploitation.

(c)	All restricted stock/RSUs granted March 8, 2011 were in connection with the annual bonus awarded for 2010 performance. Restricted stock/RSUs “cliff” vest five years from the date of grant.

(d)	SARs vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(e)	The grant date fair value for the restricted stock/RSUs granted (1) on January 12, 2011 was $98.49 per share, (2) on March 8, 2011 was $106.20 per share and (3) on September 21, 2011 was $83.43 per share. The grant date fair value of each SAR grant is estimated using the Hull-White II binomial option pricing model. We used the following assumptions for the SARs awarded on September 21, 2011: a dividend yield of 0.7%, expected volatility of 41.21%, a risk-free interest rate of 0.55% and a weighted-average expected life of 5.6 years. Based on the Hull-White II binomial option pricing model, using the above assumptions, the value of the SARs granted was $29.406 per share. The actual value, if any, a recipient may realize will depend on the excess of our stock price over the exercise price on the date the SARs are exercised.

Material Terms of Plan-Based Awards

The vesting schedule of all restricted stock/RSUs and SARs awarded to the Named Officers is described under footnotes (c) and (d) to the “Grants of Plan-Based Awards Table for 2011” above. In accordance with the 2008 Stock Plan and the 1992 Stock Plan, unvested restricted stock/RSUs shall vest or be forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. See “Potential Payments Upon Termination of Employment or Change of Control Table” below for a discussion of the termination provisions with respect to restricted stock/RSU grants made to our Named Officers.

No dividends or other distributions will be delivered on unvested restricted stock/RSUs, but the value of any dividends or distributions declared on our Common Stock will be credited by us to the account of the Named Officer (with no interest) with respect to those unvested shares or units. When a portion of the restricted stock/RSUs vests, we will deliver the accumulated dividends or distributions attributable to such portion to the respective Named Officer in cash. The value of dividends and distributions are forfeited under the same circumstances that the restricted stock/RSUs are forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. See “Potential Payments Upon Termination of Employment or Change of Control Table” below for a discussion of the termination provisions with respect to restricted stock/RSU grants made to our Named Officers. At no time during 2011 were any outstanding awards re-priced or otherwise modified. Moreover, there are no performance-based or market-based conditions applicable to any of the awards described above, except to the extent that restricted stock/RSUs are granted in lieu of cash under the Executive Officer Annual Bonus Plan.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table summarizes certain information regarding unexercised stock options/SARs and unvested restricted stock/RSUs outstanding as of December 31, 2011 for each of the Named Officers.

	Stock Option/SAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Stock Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Stock Options/SARs Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Stock Options/SARs (#)	Stock Option/SAR Exercise Price ($)	Stock Option/SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(j)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Mark G. Papa	300,000				$19.50	08/06/13	656,907	(e)	$64,711,909
	165,000				$62.98	08/15/12
	200,000				$60.99	09/20/13
William R. Thomas	34,000				$17.54	08/07/12	130,750	(f)	$12,880,183
	32,000				$20.44	08/06/13
	25,000				$62.98	08/15/12
	28,500				$60.99	09/20/13
	8,000				$73.83	09/20/14
	7,500	2,500	(a)		$88.81	09/17/15
	5,000	5,000	(b)		$81.86	09/18/16
	2,500	7,500	(c)		$92.11	09/24/17
		71,410	(d)		$83.43	09/21/18
Gary L. Thomas	120,000				$16.83	08/07/12	190,421	(g)	$18,758,373
	100,000				$19.50	08/06/13
	55,000				$62.98	08/15/12
	65,000				$60.99	09/20/13
	12,500				$73.83	09/20/14
	11,250	3,750	(a)		$88.81	09/17/15
	7,500	7,500	(b)		$81.86	09/18/16
	18,768	56,307	(c)		$92.11	09/24/17
		71,410	(d)		$83.43	09/21/18
Frederick J. Plaeger, II	12,500				$75.78	05/01/14	38,646	(h)	$3,807,017
	5,000				$73.83	09/20/14
	5,062	1,688	(a)		$88.81	09/17/15
	3,500	3,500	(b)		$81.86	09/18/16
	4,687	14,063	(c)		$92.11	09/24/17
		23,260	(d)		$83.43	09/21/18
Timothy K. Driggers	7,000				$62.98	08/15/12	37,771	(i)	$3,720,821
	15,000				$60.99	09/20/13
	5,000				$73.83	09/20/14
	4,781	1,594	(a)		$88.81	09/17/15
	3,187	3,188	(b)		$81.86	09/18/16
	4,687	14,063	(c)		$92.11	09/24/17
		25,290	(d)		$83.43	09/21/18

(a)	The unexercisable SARs vest 100% on September 17, 2012.

(b)	The unexercisable SARs vest 50% on September 18, 2012 and 50% on September 18, 2013.

(c)	The unexercisable SARs vest in one-third increments on September 24, 2012, September 24, 2013 and September 24, 2014.

(d)	The unexercisable SARs vest in 25% increments on September 21, 2012, September 21, 2013, September 21, 2014 and September 21, 2015.

(e)	The unvested RSUs vest as follows: 75,000 on February 26, 2012; 12,916 on March 6, 2012; 50,000 on September 20, 2012; 4,092 on March 3, 2013; 50,000 on April 17, 2013; 50,000 on September 17, 2013; 21,934 on March 2, 2014; 75,000 on March 16, 2014; 60,000 on September 18, 2014; 8,716 on March 1, 2015; 108,565 on September 24, 2015; 14,830 on March 8, 2016; and 125,854 on September 21, 2016. Of the unvested units, 62,488 were granted in connection with annual bonuses.

(f)	The unvested restricted stock/RSUs vest as follows: 25,000 on February 26, 2012; 3,626 on March 6, 2012; 6,000 on September 20, 2012; 2,211 on March 3, 2013; 15,000 on April 17, 2013; 3,350 on September 17, 2013; 6,120 on March 2, 2014; 12,000 on September 18, 2014; 2,313 on March 1, 2015; 10,000 on September 24, 2015; 12,500 on January 12, 2016; 4,067 on March 8, 2016; and 28,563 on September 21, 2016. Of the unvested shares/units, 18,337 were granted in connection with annual bonuses.

(g)	The unvested restricted stock/RSUs vest as follows: 30,000 on February 26, 2012; 6,798 on March 6, 2012; 8,333 on September 20, 2012; 3,929 on March 3, 2013; 15,000 on April 17, 2013; 5,000 on September 17, 2013; 10,661 on March 2, 2014; 25,000 on March 16, 2014; 20,000 on September 18, 2014; 4,278 on March 1, 2015; 27,775 on September 24, 2015; 5,084 on March 8, 2016; and 28,563 on September 21, 2016. Of the unvested shares/units, 30,750 were granted in connection with annual bonuses.

(h)	The unvested restricted stock/RSUs vest as follows: 4,000 on May 1, 2012; 3,333 on September 20, 2012; 901 on March 3, 2013; 2,250 on September 17, 2013; 3,729 on March 2, 2014; 5,000 on September 18, 2014; 1,505 on March 1, 2015; 6,950 on September 24, 2015; 1,675 on March 8, 2016; and 9,303 on September 21, 2016. Of the unvested shares/units, 7,810 were granted in connection with annual bonuses.

(i)	The unvested restricted stock vests as follows: 1,179 on March 6, 2012; 3,000 on July 1, 2012; 3,333 on September 20, 2012; 1,065 on March 3, 2013; 2,125 on September 17, 2013; 3,181 on March 2, 2014; 4,000 on September 18, 2014; 1,267 on March 1, 2015; 6,950 on September 24, 2015; 1,555 on March 8, 2016; and 10,116 on September 21, 2016. Of the unvested shares, 8,247 were granted in connection with annual bonuses.

(j)	The value of unvested restricted stock/RSUs is based on the closing price of our Common Stock on the NYSE of $98.51 per share on December 30, 2011.

Stock Option/SAR Exercises and Restricted Stock/RSU Vestings Table for 2011

The following table summarizes certain information regarding exercises of stock options/SARs and vestings of restricted stock/RSUs during 2011 for each of the Named Officers.

	Stock Option/SAR Awards		Restricted Stock/ RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark G. Papa			14,981	$1,590,982
William R. Thomas	40,000	$4,030,600	7,032	$680,018
Gary L. Thomas	100,000	$10,076,500	6,421	$681,910
Frederick J. Plaeger, II
Timothy K. Driggers			2,624	$273,209

Pension Benefits

We currently have no defined benefit pension plans covering any of the Named Officers.

Nonqualified Deferred Compensation Table for 2011

The following table provides certain information regarding the deferral of compensation by our Named Officers under our Deferral Plan. The Deferral Plan is our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in 2011 ($)(a)	Registrant Contributions in 2011 ($)(b)	Aggregate Earnings (Loss) in 2011 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2011 Year End ($)(d)
Mark G. Papa	$45,000	$257,000	$(40,956)		$4,988,818
William R. Thomas		$52,397	$(31,150)		$1,200,347
Gary L. Thomas	$32,037	$118,440	$(244,385)		$2,107,153
Frederick J. Plaeger, II		$31,192	$(3,775)		$390,513
Timothy K. Driggers	$13,000	$41,346	$9,523		$407,336

(a)	Of these amounts, 100% are reported in the “Salary” column (for 2011) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. Papa, $0; Mr. W. Thomas, $0; Mr. G. Thomas, $32,037; Mr. Plaeger, $0; and Mr. Driggers, $0.

(b)	Of these amounts, 100% are reported in the “All Other Compensation” column (for 2010) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. Papa, $0; Mr. W. Thomas, $0; Mr. G. Thomas, $118,440; Mr. Plaeger, $0; and Mr. Driggers, $0.

(c)	Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, these amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (for 2011) of the “Summary Compensation Table” above.

(d)	The amount of the aggregate balance as of December 31, 2011 that has been contributed by the Named Officer and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers is: Mr. Papa, $1,041,375; Mr. W. Thomas, $0; Mr. G. Thomas, $865,951; Mr. Plaeger, $0; and Mr. Driggers, $51,000. The amount of the aggregate balance as of December 31, 2011 that has been contributed by EOG and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers is: Mr. Papa, $2,316,674; Mr. W. Thomas, $0; Mr. G. Thomas, $952,609; Mr. Plaeger, $31,192; and Mr. Driggers, $133,177. The amount of the aggregate balance as of December 31, 2011 invested in a phantom stock account and shown as compensation in the “Summary Compensation Table” for previous years for each of the Named Officers is: Mr. Papa, $949,142 (9,634 shares); Mr. W. Thomas, $0; Mr. G. Thomas, $722,746 (7,336 shares); Mr. Plaeger, $0; and Mr. Driggers, $0.

Under our Deferral Plan, each Named Officer can elect to defer up to 50% of his annual base salary, up to 100% of the cash portion of his annual bonus award and/or Savings and Retirement Plan refunds resulting from excess deferrals in our Savings and Retirement Plan. Deferral elections are irrevocable and generally must be made prior to the first day of the calendar year during which the compensation would be earned.

Deferrals are invested into either (1) a flexible deferral account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant and in which returns vary based on the performance of the funds; or (2) a phantom stock account, in which deferrals are treated as if they had purchased our Common Stock at the closing price on the date such deferred compensation would otherwise have been paid, and includes reinvestment of dividends.

Participants in the Deferral Plan may elect a lump-sum payout or annual installment payout for up to 15 years following their separation from service, disability or death. If a participant elects to defer funds into a phantom stock account, distributions will be made in shares of our Common Stock. A participant may also elect to receive his account balance in a lump sum upon a change of control of EOG (as defined in the Deferral Plan).

A participant may receive an in-service distribution in the following ways:

•

through a special deferral account, under which distribution of all or a part of a participant’s account balance can be made over a period of one to five years beginning after the first anniversary of the election; or

•

through a hardship distribution, in which the Board committee responsible for administering the plan (in its sole discretion) grants the participant’s request for a distribution based on unforeseeable circumstances causing urgent and severe financial hardship for the participant.

Employment Agreements

As discussed above under “Compensation Discussion and Analysis — Say-on-Pay Vote and Key Program Changes,” in February 2012, we entered into agreements with each of Messrs. Papa, W. Thomas, G. Thomas and Plaeger to terminate, by mutual agreement, the employment agreements with such executive officers. These executive officers remain employees of EOG, continue to serve (at the direction of the Board) in the same positions that they held prior to the termination of their employment agreements and now receive compensation as determined from time to time by the Committee under our broad-based plans and programs.

Under their respective employment agreement (which was in effect for, and governed the terms of their employment during, fiscal year 2011), each of Messrs. Papa, W. Thomas, G. Thomas and Plaeger was entitled to a minimum annual base salary and was (and is currently) eligible to participate in our Executive Officer Annual Bonus Plan and receive long-term incentive equity grants under our 2008 Stock Plan. The provisions of the employment agreements regarding termination and compensation upon termination are described under “Potential Payments Upon Termination of Employment or Change of Control” below.

Potential Payments Upon Termination of Employment or Change of Control

If Messrs. Papa, W. Thomas, G. Thomas or Plaeger had been terminated prior to or on December 31, 2011, other than as a result of a change of control of EOG, the terms of their employment agreements would have governed any payments to be received. If Mr. Driggers had been terminated prior to or on December 31, 2011, other than as a result of a change of control of EOG, the EOG Resources, Inc. Severance Play Plan (“Severance Pay Plan”), which covers all full-time EOG employees, would have governed any payments to be received by Mr. Driggers (as Mr. Driggers was not previously a party to an employment agreement with EOG). Subsequent to the termination of the employment agreements, the termination of any of the Named Officers, other than as a result of a change of control of EOG, would be governed by our Severance Pay Plan.

Each of our Named Officers has entered into a change of control agreement with us that remains in effect, even though the employment agreements have been terminated as discussed above. If a change of control of EOG occurs and a Named Officer is terminated, the terms of the Named Officer’s change of control agreement, along with our retention bonus plan described under “Payments Made Upon a Change of Control — Retention Bonus Plan” below, would govern any payments to be received.

In accordance with our 2008 Stock Plan and our 1992 Stock Plan (collectively “Stock Plans”), upon termination of employment, unvested restricted stock/RSUs shall either vest or be forfeited, and unvested SARs shall either vest and be fully exercisable or be forfeited, based on the reasons for termination, as set forth in each grant agreement and as further described below.

Payments Made Upon Termination Under Employment Agreements

The following describes the payments that would have been received under the employment agreements in the event of termination of employment for the specified reason. In each case, Messrs. Papa, W. Thomas, G. Thomas or Plaeger (as the case may be) would have remained entitled to receive any additional compensation and benefits earned and accrued as of the termination date as provided in such applicable plan or program.

Involuntary Termination. Under each employment agreement, the following constituted an “involuntary termination”:

•

with respect to the CEO, termination at the discretion of the Board, and with respect to the other Named Officers, termination at the discretion of management, in each case for any reason other than for cause and prior to the expiration of the term of the agreement; or

•	termination by the Named Officer as a result of a material breach of the agreement by EOG that remains uncorrected for 30 days following written notice of such breach.

Upon an involuntary termination, Mr. Papa, in consideration of continuing obligations after termination, including non-competition obligations, would have been entitled to receive a severance benefit equal to the greater of the amount that he would have received through the end of the term of his employment agreement or two times the sum of his annual base salary and annual bonus award opportunity. Upon an involuntary termination, each of the other Named Officers, in consideration of continuing obligations after termination, including non-competition obligations, would have been entitled to receive a severance benefit equal to the greater of the amount he would have received through the end of the term of his employment agreement or the sum of his annual base salary and annual bonus award opportunity.

Voluntary Termination. Each Named Officer had the right under his employment agreement to terminate the agreement prior to the end of the term for any reason. If the Named Officer chose to terminate his employment voluntarily, he would have been entitled only to annual base salary and any other compensation and benefits earned and payable through the termination date. He would not have been entitled to any bonus or other incentive compensation not then paid as of the termination date. In the event a Named Officer elected normal retirement or early retirement prior to the expiration of the term of his employment agreement, it would have been considered a voluntary termination under his employment agreement.

Cause. If the Named Officer was terminated for cause, as determined by the Board with respect to our CEO, or by the Board or management with respect to the other Named Officers, he would have been entitled only to annual base salary and any other compensation and benefits earned and payable through the termination date. He would not have been entitled to any bonus or other incentive compensation not then paid as of the termination date.

Disability or Death. If the Named Officer became disabled or died, he or his estate, as the case may be, would have been entitled only to annual base salary and benefits earned and payable through the termination date. He or his estate, as the case may be, would not have been entitled to any bonus or other incentive compensation not then paid as of the termination date. He or his estate, as the case may be, would also have received benefits in accordance with any of our applicable disability or life insurance plans to the same extent as any of our employees.

Payments Made Upon Termination Under Our Severance Pay Plan

The following describes payments to be received under our Severance Pay Plan in the event of termination of employment for the specified reason. As noted above, our Severance Pay Plan was applicable to Mr. Driggers during fiscal year 2011 and, subsequent to the termination of the executive officer employment agreements, is also now applicable to our other Named Officers.

Involuntary Termination. Eligible employees who are terminated by EOG as a result of business circumstances or reorganization will receive up to the sum of one week of base salary for each year of EOG service (or portion thereof), and one week of base salary for each $10,000 (or portion thereof) of base salary, up to a maximum severance benefit of 26 weeks of base salary. Eligible employees who are terminated by EOG for failure to meet performance objectives or standards will receive up to one week of base salary for each year of EOG service (or portion thereof), up to a maximum severance benefit of six weeks of base salary. In both circumstances, the amount of severance will be doubled if the employee signs a waiver and release of claims. The total amount of severance paid may not exceed 52 weeks of base salary. Severance will be paid in a lump sum.

Cause. Employees terminated for cause are not eligible for severance pay. However, an employee may generally receive two weeks of base salary if the employee signs a waiver and release of claims.

Voluntary Termination; Disability or Death. Severance benefits are not payable in the event of voluntary termination or in the event of disability or death.

Payments Made Upon a Change of Control

In the event of a change of control of EOG, each Named Officer is entitled to the following benefits.

Change of Control Agreements. Each Named Officer has entered into a change of control agreement with us. Under the change of control agreements, “change of control” is defined as:

•

the acquisition by any person of beneficial ownership of 20% or more of either (A) the then-outstanding shares of our Common Stock or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the following acquisitions will not constitute a change of control: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan sponsored by us or any of our affiliates, (4) any acquisition by any corporation that complies with subclauses (A), (B) and (C) of the third bullet point below or (5) an acquisition by a Qualified Institutional Investor (as defined in each change of control agreement);

•

individuals who constituted the Board as of May 3, 2005 (“Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director after May 3, 2005 shall be deemed to be an Incumbent Director if their election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the then-Incumbent Directors (except in certain circumstances);

•

consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of the assets or stock of another entity (“Business Combination”), other than a Business Combination (A) which would result in all or substantially all of the persons that were beneficial owners of our Common Stock and Voting Securities outstanding immediately prior to the Business Combination continuing to beneficially own more than 60% of the then-outstanding shares of the common stock and the combined voting power of the then-outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to the Business Combination, (B) in which no person is or becomes the beneficial owner of 20% or more of the then-outstanding shares of the common stock or the combined voting power of the then-outstanding voting securities of the corporation resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of our Board at the time of the execution of the initial agreement or the action of the Board providing for such Business Combination; or

•	approval by our stockholders of a complete liquidation or dissolution of EOG.

Under the change of control agreements, if a Named Officer’s employment is terminated:

•

within two years after a change of control of EOG, by us for any reason (other than for cause or by reason of death, disability or retirement) or by the Named Officer under circumstances defined in the agreement as “good reason”;

then, the Named Officer will receive:

•	the Named Officer’s annual base salary and compensation for earned but unused vacation time accrued through the termination date but not previously paid to the Named Officer;

•

a severance benefit of 2.99 times his annual base salary plus two times his annual bonus award opportunity, each as in effect immediately prior to the change of control or, if increased, immediately prior to the termination date;

•

retirement contributions and matching contributions under our Savings and Retirement Plan that would have been made if the Named Officer had continued to be employed for three years following the date of termination and, in the case of the Savings and Retirement Plan matching amounts, assuming that the Named Officer had continued to contribute to the Savings and Retirement Plan during such three-year period at his then-current contribution level;

•

up to three years of uninterrupted participation in our medical and dental plans from time to time then in effect, with such participation ending upon the Named Officer’s eligibility for participation in a major medical and dental plan of another employer;

•	an additional three years of age and service credits for eligibility in our retiree medical coverage; and

•	outplacement services, not to exceed $50,000.

As discussed above, we amended the change of control agreements in September 2011 to eliminate the excise tax “gross-up” provisions and provide that, upon a change of control, we will either (i) reduce the amount of severance benefits (i.e., change-of-control benefits) otherwise payable to the Named Officer so that such benefits will not be subject to the tax imposed by Code Section 4999, or (ii) pay the full amount of such benefits to the Named Officer (but with no tax “gross-up”), whichever produces the better after-tax result for the Named Officer (often referred to as the “best-of-net” approach).

If a Named Officer’s employment is terminated within two years of a change of control of EOG for cause, as a result of death, disability or retirement or by the Named Officer for other than “good reason” (as defined in the change of control agreement), the Named Officer will be entitled only to annual base salary and any other compensation and benefits earned and payable through the termination date.

Retention Bonus Plan. In order to ensure continuity of operations in the event of a change of control of EOG, a retention bonus plan would become effective and applicable to all eligible employees, including our Named Officers. To be eligible to receive the retention bonus, an employee must remain employed by us through the effective date of the change of control (as defined in our Change of Control Severance Plan) and be employed by the acquiring company 180 days after the effective date of the change of control or be involuntarily terminated (as defined in our Change of Control Severance Plan) by the acquiring company on or within 180 days after the effective date of the change of control. Eligible employees would receive a bonus equal to the most recent bonus they had received under our annual bonus program, payable upon the earlier of 180 days after the effective date of the change of control or upon such involuntary termination.

Treatment of Stock Grants Under Our Stock Plans Upon Termination of Employment or Change of Control

Normal Retirement At or After Age 62. In the event a Named Officer retires at or after age 62 with five years of EOG service, he would be entitled to the same benefits as any other of our retiring employees. In accordance with the terms of the applicable Stock Plan and related grant agreements, upon any employee’s retirement at or after age 62 with five years of EOG service,

•	all restrictions on RSUs lapse and the shares are released six months after the date of retirement; and

•	all unvested SARs become vested and fully exercisable on the date of retirement.

Company-Approved Retirement Prior to Age 62 (Early Retirement). In the event a Named Officer chooses to retire at or after age 55 but prior to age 62 with five years of EOG service and the retirement is designated in writing by EOG management as a “Company-approved Retirement prior to age 62,” he would be entitled to the same benefits as any other employee whose retirement was designated as a “Company-approved Retirement prior to age 62.”

In the event a Named Officer is eligible for early retirement, but is involuntarily terminated by EOG other than for cause, such termination will be treated as a “Company-approved Retirement prior to age 62.” In order to be designated a “Company-approved Retirement prior to age 62,” the employee must agree to enter into a six-month non-competition agreement with us.

In accordance with the terms of the applicable Stock Plan and related grant agreements, upon any employee’s “Company-approved Retirement prior to age 62,”

•	the restrictions on 20% of the unvested restricted stock/RSUs will lapse for each whole year that has passed since the grant date; and

•	all unvested SARs will vest and be fully exercisable;

in each case, six months following the effective date of such retirement provided that all provisions of the employee’s related non-competition agreement are satisfied.

Involuntary Termination (Not For Cause or Performance Reasons) Prior to Eligibility for Early Retirement. In accordance with the terms of the applicable Stock Plan and related grant agreements, upon involuntary termination for other than cause or failure to meet performance objectives or standards and the Named Officer is not yet eligible for early retirement, the restrictions on 20% of unvested restricted stock/RSUs will lapse for each whole year that has passed since the grant date, and all unvested SARs shall be forfeited.

Voluntary Termination, Involuntary Termination for Performance Reasons or Termination for Cause. In accordance with the terms of the applicable Stock Plan and related grant agreements, upon voluntary termination, involuntary termination for failure to meet performance objectives or standards or termination for cause, all unvested restricted stock/RSUs and SARs shall be forfeited and canceled.

Disability or Death. In accordance with our Stock Plans and related grant agreements, upon disability or death, all restrictions on unvested restricted stock/RSUs will lapse and all unvested SARs will vest and be fully exercisable.

Change of Control. In accordance with our 2008 Stock Plan, the restrictions placed on unvested restricted stock/RSUs granted under the 2008 Stock Plan on or after April 28, 2010 shall lapse, and unvested stock options/SARs granted under the 2008 Stock Plan on or after April 28, 2010 shall vest and become fully exercisable, upon the effective date of a change of control of EOG. With regard to stock options/SARs or restricted stock/RSUs granted prior to April 28, 2010, upon the announcement of a potential change of control of EOG and in accordance with the applicable Stock Plan and related grant agreements, all restrictions on unvested restricted stock/RSUs will lapse and all unvested stock options/SARs will vest and be fully exercisable.

Potential Payments Upon Termination of Employment or Change of Control Table

The following table shows the estimated potential payments and benefits that would be received by each Named Officer in the event of his termination of employment as a result of each of the circumstances described above and assumes that any termination was effective as of December 31, 2011 (i.e., when the executive officer employment agreements described above were still in effect). The actual amounts to be paid can only be determined at the time of the Named Officer’s actual termination.

Mark G. Papa

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Involuntary Termination (Not for Cause) ($)		Involuntary Termination (For Cause) ($)(a)	Change of Control ($)		Disability or Death ($)(b)	Normal Retirement ($)(c)	Early Retirement ($)
Cash Severance		$3,760,000	(e)		$5,665,600	(f)
Restricted Stock/RSUs		$64,711,909	(g)		$64,711,909	(h)	$64,711,909	$64,711,909
SARs
Health Benefits(i)					$43,112
Unused Vacation(j)	$5,084	$5,084		$5,084	$5,084		$5,084	$5,084
All Other(k)					$147,500
Total:	$5,084	$68,476,993		$5,084	$70,573,205		$64,716,993	$64,716,993

William R. Thomas

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Involuntary Termination (Not for Cause) ($)		Involuntary Termination (For Cause) ($)(a)	Change of Control ($)		Disability or Death ($)(b)	Normal Retirement ($)	Early Retirement ($)(d)
Cash Severance		$1,282,500	(l)		$3,809,250	(f)
Restricted Stock/RSUs		$4,900,774	(m)		$12,880,183	(h)	$12,880,183		$4,900,774
SARs		$1,232,363	(m)		$1,232,363	(h)	$1,232,363		$1,232,363
Health Benefits(i)					$45,664
Unused Vacation(j)	$10,871	$10,871		$10,871	$10,871		$10,871		$10,871
All Other(k)					$147,500
Total:	$10,871	$7,426,508		$10,871	$18,125,831		$14,123,417		$6,144,008

Gary L. Thomas

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Involuntary Termination (Not for Cause) ($)		Involuntary Termination (For Cause) ($)(a)	Change of Control ($)		Disability or Death ($)(b)	Normal Retirement ($)(c)	Early Retirement ($)
Cash Severance		$1,282,500	(l)		$3,953,250	(f)
Restricted Stock/RSUs		$18,758,373	(g)		$18,758,373	(h)	$18,758,373	$18,758,373
SARs		$1,598,478	(g)		$1,598,478	(h)	$1,598,478	$1,598,478
Health Benefits(i)					$24,693
Unused Vacation(j)	$11,358	$11,358		$11,358	$11,358		$11,358	$11,358
All Other(k)					$147,500
Total:	$11,358	$21,650,709		$11,358	$24,493,652		$20,368,209	$20,368,209

Frederick J. Plaeger, II

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Involuntary Termination (Not for Cause) ($)		Involuntary Termination (For Cause) ($)(a)	Change of Control ($)		Disability or Death ($)(b)	Normal Retirement ($)	Early Retirement ($)
Cash Severance		$672,000	(l)		$2,044,488	(f)
Restricted Stock/RSUs		$1,274,818	(o)		$3,807,017	(h)	$3,807,017
SARs					$515,413	(h)	$515,413
Health Benefits(i)					$60,263
Unused Vacation(j)	$6,159	$6,159		$6,159	$6,159		$6,159
All Other(k)					$147,500
Total:	$6,159	$1,952,977		$6,159	$6,580,840		$4,328,589

Timothy K. Driggers

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Involuntary Termination (Not for Cause) ($)		Involuntary Termination (For Cause) ($)(a)	Change of Control ($)		Disability or Death ($)(b)	Normal Retirement ($)	Early Retirement ($)
Cash Severance		$400,000	(n)	$15,385	$1,940,240	(f)
Restricted Stock/RSUs		$1,225,661	(o)		$3,720,821	(h)	$3,720,821
SARs					$539,918	(h)	$539,918
Health Benefits(i)					$19,397
Unused Vacation
All Other(k)					$147,500
Total:		$1,625,661		$15,385	$6,367,876		$4,260,739

(a)	No additional compensation, other than unused vacation, is paid if the Named Officer voluntarily terminates his employment or if the Named Officer is involuntarily terminated for cause, with the exception of Mr. Driggers, who, if involuntarily terminated for cause, would receive two weeks of annual base salary upon signing a waiver and release of claims.

(b)	Represents the value of each Named Officer’s unvested restricted stock/RSUs and SARs as of December 31, 2011. Upon disability, all unvested restricted stock/RSUs will vest six months following the date of disability and will therefore be subject to market risk for six months, and all unvested SARs will vest on the date of disability. Upon death, all unvested restricted stock/RSUs and SARs will vest on date of death.

(c)	Of the Named Officers, Messrs. Papa and G. Thomas were of normal retirement age (age 62 or older) as of December 31, 2011. Represents the value of Messrs. Papa and G. Thomas’ unvested RSUs and SARs as of December 31, 2011; however, the actual value of the unvested RSUs will be subject to market risk for six months.

(d)	Of the Named Officers, Mr. W. Thomas was the only Named Officer with at least five years of service that is age 55 or greater and less than age 62, thus eligible for early retirement as of December 31, 2011. Assumes that (1) Mr. W. Thomas becomes entitled to all unvested restricted stock/RSUs to which he would be entitled under his grant agreements as of December 31, 2011 upon satisfying the non-competition agreement and (2) all unvested SARs vest and become fully exercisable. However, the actual value of any unvested restricted stock/RSUs and SARs will be subject to market risk during the six-month term of the non-competition agreement. The number of restricted stock/RSUs that will vest for Mr. W. Thomas is 49,749. The number of SARs that will vest for Mr. W. Thomas is 86,410.

(e)	In accordance with Mr. Papa’s employment agreement, this amount was calculated as two times the sum of his annual base salary of $940,000 and annual bonus award opportunity of $940,000, as this amount is greater than the annual base salary and annual bonus award he would have received through the end of his employment agreement.

(f)	Calculated as the sum of (1) 2.99 times annual base salary plus two times annual bonus award opportunity in accordance with each Named Officer’s change of control agreement and (2) a retention bonus in accordance with our retention bonus plan described above. The annual base salary for each of the Named Officers is as follows: Mr. Papa, $940,000; Mr. W. Thomas, $675,500; Mr. G. Thomas, $675,500; Mr. Plaeger, $420,000; and Mr. Driggers, $400,000. The annual bonus award opportunity for each of the Named Officers is as follows: Mr. Papa, $940,000; Mr. W. Thomas, $607,500; Mr. G. Thomas, $607,500; Mr. Plaeger, $252,000; and Mr. Driggers, $240,000. The retention bonus for each of the Named Officers is as follows: Mr. Papa, $975,000; Mr. W. Thomas, $576,000; Mr. G. Thomas, $720,000; Mr. Plaeger, $284,688; and Mr. Driggers, $264,240.

(g)	Messrs. Papa and G. Thomas are eligible for normal retirement; therefore, any involuntary termination that is not for cause is treated as a “retirement at or after age 62.” Represents the value of Messrs. Papa and G. Thomas’ unvested RSUs and SARs as of December 31, 2011; however, the actual value of the unvested RSUs and SARs will be subject to market risk for six months.

(h)	Represents the value of each Named Officer’s unvested restricted stock/RSUs and SARs as of December 31, 2011. The value of unvested restricted stock/RSUs and SARs in respect of grants made on or after April 28, 2010 that would not vest until the effective date of a change of control of EOG and that would, accordingly, be subject to both vesting and market risk between the announcement of the potential change of control and the effective date of the change of control is as follows for each Named Officer: Mr. Papa, $24,553,519; Mr. W. Thomas, $6,555,719; Mr. G. Thomas, $7,487,909; Mr. Plaeger, $2,206,851; and Mr. Driggers, $2,305,731.

(i)	Health Benefits include the estimated value of (1) three years participation in our medical and dental plans, based on each Named Officer’s elections as of December 31, 2011 and (2) three years age and service credits under our retiree medical insurance coverage.

(j)	Amount represents the portion of unused vacation as of December 31, 2011 that would be paid to the Named Officer.

(k)	“All Other” includes (1) the estimated value of matching contributions and retirement contributions under the Savings and Retirement Plan, had the Named Officer continued to be employed for three years based on the contribution rates as of December 31, 2011, and (2) $50,000 in outplacement services.

(l)	In accordance with the Named Officer’s employment agreement, this amount was calculated as the sum of his annual base salary and annual bonus award opportunity, as this amount is greater than the annual base salary and annual bonus award he would have received through the end of his employment agreement. The annual base salary for each of Messrs. W. Thomas and G. Thomas was $675,000 and for Mr. Plaeger was $420,000. The annual bonus award opportunity for each of Messrs. W. Thomas and G. Thomas was $607,500 and for Mr. Plaeger was $252,000.

(m)

Mr. W. Thomas is eligible for early retirement; therefore, any involuntary termination that is not for cause is treated as a “Company-approved Retirement prior to age 62.” Assumes that (1) Mr. W. Thomas becomes entitled to all unvested restricted stock/RSUs to which he would be entitled under his grant agreements as of

December 31, 2011 upon satisfying the non-competition agreement and (2) all unvested SARs vest and become fully exercisable. However, the actual value of any unvested restricted stock/RSUs and SARs will be subject to market risk during the six-month term of the non-competition agreement. The number of restricted stock/RSUs for which the restrictions will lapse for Mr. W. Thomas is 49,749. The number of SARs that will vest and become fully exercisable for Mr. W. Thomas is 86,410.

(n)	Represents 52 weeks of base salary, the maximum benefit paid under our Severance Pay Plan, based on Mr. Driggers’ annual base salary and years of EOG service. In the event of involuntary termination for failure to meet performance objectives or standards, Mr. Driggers would be eligible for cash severance of up to 12 weeks of base salary or $92,308 provided he executed a waiver and release of claims.

(o)	The number of unvested restricted stock/RSUs for which the restrictions would lapse for Mr. Plaeger is 12,941 and for Mr. Driggers is 12,442, unless involuntary termination was for failure to meet performance objectives or standards, in which case the restricted stock/RSUs would be forfeited and canceled. As of December 31, 2011, Messrs. Plaeger and Driggers were not eligible for early retirement.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Committee is also responsible for determining the compensation of our non-employee directors. In May 2011, the Committee reviewed EOG’s non-employee director compensation program against the programs of our peer group companies. The review determined that EOG’s non-employee director compensation program was competitive with the programs of EOG’s peer companies with respect to cash and equity compensation.

Based on the results of the review, the Committee determined that the annual cash retainer for each non-employee director should remain at $140,000, and granted 1,257 shares of restricted stock and 4,001 SARs to each non-employee director, resulting in compensation paid to the non-employee directors, in total, approximating the median of the peer group. The terms of the restricted stock and SARs granted to our non-employee directors are described in footnotes (b) and (c) to the “Director Compensation Table for 2011” below. There are no meeting, committee member or committee chair fees paid to any director.

In accordance with our stock ownership guidelines for non-employee directors (adopted by the Committee in December 2009) and the terms of each non-employee director’s restricted stock grant agreements, 35% of the vested shares of our Common Stock received annually for services as a director may be sold to cover any tax obligation the non-employee director may incur as a result of the vesting of such shares, and the remaining 65% of the vested shares must be held until the non-employee director no longer serves on the Board.

Mr. Papa, as our CEO, is subject to the stock ownership guidelines applicable to our executive officers and other officers discussed above, and does not receive any compensation in respect of his services as a director or as our Chairman of the Board.

Director Compensation Table for 2011

The following table summarizes certain information regarding compensation paid or accrued during 2011 to each non-employee director.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Stock Option Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
George A. Alcorn	$140,000	$139,929	$139,979			$3,030	$422,938
Charles R. Crisp	$140,000	$139,929	$139,979			$2,421	$422,329
James C. Day	$140,000	$139,929	$139,979				$419,908
H. Leighton Steward	$140,000	$139,929	$139,979			$1,965	$421,873
Donald F. Textor	$140,000	$139,929	$139,979				$419,908
Frank G. Wisner	$140,000	$139,929	$139,979				$419,908

(a)	Non-employee directors can defer all or a portion of their cash fees to a later specified date by participating in the Deferral Plan. Under the Deferral Plan, deferrals are invested into either (1) a flexible deferral account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant and in which returns vary based on the performance of the funds or (2) a phantom stock account, in which deferrals are treated as if they had purchased our Common Stock at the closing price on the date such deferred fee would otherwise had been paid, and includes reinvestment of dividends. In 2011, four of our non-employee directors participated in the Deferral Plan.

(b)	Non-employee directors participate in the 2008 Stock Plan. Under the terms of the 2008 Stock Plan, each non-employee director received, upon re-election to the Board at our 2011 annual meeting of stockholders, 1,257 shares of restricted stock on May 9, 2011 (based on the closing price of our Common Stock on the NYSE of $111.32 per share on such date). Restricted stock granted to non-employee directors under the 2008 Stock Plan vests 100% after one year. Upon vesting and in accordance with the related grant agreements and our stock ownership guidelines for non-employee directors discussed above, 35% of the vested shares may be sold to cover any tax obligation the non-employee director may incur as a result of the vesting of such shares, and the remaining 65% of the vested shares must be held until the non-employee director no longer serves on the Board. The market value of the unvested restricted shares for each non-employee director as of December 31, 2011 was $123,827 (based on the closing price of our Common Stock on the NYSE of $98.51 per share on December 30, 2011).

(c)	Under the terms of the 2008 Stock Plan, each non-employee director also received, upon re-election to the Board at our 2011 annual meeting of stockholders, 4,001 SARs at an exercise price equal to the fair market value of our Common Stock on May 9, 2011. SARs granted to our non-employee directors under the 2008 Stock Plan vest 50% after one year, and 100% after two years, following the date of grant, and expire seven years from the date of grant. The grant-date fair value of each SAR grant is estimated using the Hull-White II binomial option pricing model. Based on the Hull-White II binomial option pricing model, assuming a dividend yield of 0.6%, expected volatility of 37.07%, a risk-free interest rate of 1.17% and a weighted-average expected life of 5.0 years, the value of the SARs granted on May 9, 2011 was $34.986 per share. Following is the aggregate number of stock options/SARs outstanding as of December 31, 2011 for each non-employee director: Mr. Alcorn, 47,101 stock options/SARs; Mr. Crisp, 57,001 stock options/SARs; Mr. Day, 15,001 SARs; Mr. Steward, 71,001 stock options/SARs; Mr. Textor, 29,001 stock options/SARs; and Mr. Wisner, 99,001 stock options/SARs.

(d)	All Other Compensation for Messrs. Alcorn, Crisp and Steward consists solely of reimbursement for EOG-requested spouse travel, including a gross-up for payment of taxes.

RELATED PARTY TRANSACTIONS

We have adopted a written policy relating to the review and approval of “related party transactions.” Generally, under this policy and related SEC regulations, (1) a “related party transaction” is a transaction, or a material amendment to a transaction, involving more than $120,000 between a “related party” and EOG or one of its subsidiaries and (2) a “related party” is (a) a director or executive officer of EOG, (b) a beneficial owner of more than 5% of our Common Stock, (c) an immediate family member of, or person sharing the home of, an EOG director or executive officer or beneficial owner of more than 5% of our Common Stock or (d) an entity that is owned or controlled by any of the foregoing persons or for which any of the foregoing persons serves as an executive officer, general partner or principal or in a similar capacity or position.

Consistent with the recommendations of the NYSE, our policy requires the Audit Committee to review and approve (in the case of a proposed transaction), or ratify (in the case of an existing transaction), each related party transaction. In reviewing and approving, or ratifying, as the case may be, any related party transaction or material amendment to any such transaction, the Audit Committee must satisfy itself that it has been fully informed as to the related party’s relationship to EOG and interest in the transaction and as to the material facts of the transaction, and must determine that the related party transaction is in, or is not inconsistent with, the best interests of EOG and our stockholders. In addition, at each quarterly meeting of our Audit Committee, the members of the Audit Committee are asked to confirm that they are not aware of any related party transactions, other than any such transactions previously disclosed in our proxy statements.

Since the beginning of fiscal year 2011, neither EOG nor any of its subsidiaries have been a party to any related party transactions, and there are no such transactions currently proposed.

In addition to our related party transaction policy, our Code of Conduct prohibits transactions involving or benefiting a director or executive officer (or a family member of a director or executive officer) that may constitute a conflict of interest, except as approved by the Board. Any waiver of our Code of Conduct in favor of a director or executive officer requires Board or Board committee approval and reporting under applicable SEC and NYSE regulations, as more fully described under “Corporate Governance — Codes of Conduct and Ethics and Corporate Governance Guidelines” above. There have been no waivers granted with respect to our Code of Conduct to any director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file with the SEC reports of their ownership of, and transactions in, our Common Stock and to furnish us with copies of the reports they file. Based solely upon our review of the Section 16(a) filings that have been furnished to us and written representations by our directors and executive officers, we believe that all filings required to be made under Section 16(a) during 2011 were timely made. Pursuant to SEC rules, we are not required to disclose in this proxy statement any failure to timely file a Section 16(a) report that has been previously disclosed by us in a prior proxy statement.

ITEM 1.

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to hold office until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified. All of the nominees are our current directors.

We believe that each of our directors possesses high standards of personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; mature judgment; diversity in professional experience, skills and background and a proven record of success in their respective fields; and valuable knowledge of our business and of the oil and gas industry. Moreover, each of our directors is willing to devote sufficient time to carrying out his duties and responsibilities effectively and is committed to serving EOG and our stockholders. Set forth below is a brief description of the specific experiences, qualifications and skills attributable to each of our directors that led the Board, as of the date of this proxy statement, to its conclusion that the director should serve as a director of EOG and, in the case of Messrs. Alcorn, Crisp, Day, Steward, Textor and Wisner, as a member of the Board’s Audit, Compensation and Nominating and Governance Committees. Director nominee ages set forth below are as of February 29, 2012.

A majority of the votes cast in person or by proxy by the holders of our Common Stock entitled to vote at the Annual Meeting is required to elect a director. Under our bylaws, (1) a “majority of the votes cast” means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election and (2) votes cast shall include votes to “withhold authority” (shown as “AGAINST” on the enclosed form of proxy) and exclude abstentions with respect to that director’s election. Therefore, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular director nominee within ten days of the Annual Meeting) will not be counted in determining the number of votes cast with respect to that director’s election.

Pursuant to our Corporate Governance Guidelines, any nominee for director who fails to receive a majority vote of our stockholders at the Annual Meeting must promptly, following certification of the stockholder vote, tender his or her resignation to the Nominating and Governance Committee of the Board. The Nominating and Governance Committee (excluding the director who tendered the resignation) will evaluate the resignation and make a recommendation to the Board, who will then act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the enclosed form of proxy will vote such proxy “FOR” the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to the persons named as agents and proxies in the enclosed form of proxy to vote for a substitute.

Pursuant to our bylaws, the Board has set the number of directors that shall constitute the Board at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy, and stockholders may not cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS

VOTING “FOR” EACH OF THE NOMINEES LISTED BELOW.

GEORGE A. ALCORN, 79

Director since 2000

Mr. Alcorn has extensive leadership experience in the oil and gas industry, having served as President of Alcorn Exploration, Inc., a private oil and natural gas exploration and production company, since 1982.

In addition, Mr. Alcorn has served as a director of Linn Energy, LLC, a publicly traded independent oil and gas development company, since 2006, where he serves as Chairman of the Nominating Committee and as a member of the Audit and Compensation Committees.

Mr. Alcorn is a member of the National Petroleum Council, a federally chartered and privately funded committee that supports the U.S. Department of Energy and advises the U.S. Secretary of Energy. Mr. Alcorn is also a past chairman of the Independent Petroleum Association of America and a founding member and past chairman of the Natural Gas Council.

CHARLES R. CRISP, 64

Director since 2002

Mr. Crisp began his career in the oil and gas industry over 40 years ago with Conoco Inc. and has held senior management positions with numerous energy companies, including (i) Coral Energy, LLC, a subsidiary of Shell Oil Company, where he served as President and Chief Executive Officer from 1999 until his retirement in November 2000 and as President and Chief Operating Officer from 1998 to 1999; (ii) Houston Industries Incorporated, where he served as President of the power generation group from 1996 to 1998; and (iii) Tejas Gas Corporation, a major intrastate natural gas pipeline company, where he served as President, Chief Operating Officer and a director from 1988 to 1996.

Mr. Crisp has also accumulated over nine years of experience as a director of publicly traded energy companies. Mr. Crisp is currently a director of three other public companies: (i) AGL Resources Inc. (since 2003), a natural gas distribution and marketing and energy services company, where he currently serves on the Compensation and Management Development Committee and Finance and Risk Management Committee; (ii) IntercontinentalExchange, Inc. (since 2002), an operator of regulated exchanges, trading platforms and clearing houses, where he currently serves on the Compensation and Audit Committees; and (iii) Targa Resources Corp. (since 2005), a provider of midstream natural gas and natural gas liquids services, where he currently serves on the Compensation Committee, Audit Committee and Conflicts Committee.

JAMES C. DAY, 68

Director since 2008

Mr. Day has extensive leadership experience serving as a member of senior management in various roles at Noble Corporation, including as Chairman of the Board from 1992 until his retirement in May 2007, Chief Executive Officer from 1984 until October 2006 and President from 1984 to 1999 and again from 2003 until February 2006. Noble Corporation is a publicly traded company and one of the world’s largest offshore drilling companies.

Mr. Day is also a director of Tidewater Inc. (since 2007), a publicly traded workboat and compression services provider, where he serves on the Compensation and Nominating and Corporate Governance Committees, and of ONEOK, Inc. (since 2004), the publicly traded general partner of ONEOK Partners, L.P., a provider of natural gas gathering, processing, storage and transportation services, where he serves as a member of the Audit Committee and Corporate Governance Committee. From 1993 to May 2006, Mr. Day served as a director of Global Industries, Ltd., a publicly traded provider of offshore marine construction services, where he served as a member of the Nominating and Governance Committee, Audit Committee and Technical, Health, Safety, and Environment Committee.

Mr. Day is past chairman of the International Association of Drilling Contractors and the National Ocean Industries Association, and is an honorary director of the American Petroleum Institute and a Trustee of The Samuel Roberts Noble Foundation. Mr. Day has held numerous other leadership positions with various industry and civic associations throughout his career.

MARK G. PAPA, 65

Director since 1998

Mr. Papa has served as EOG’s Chairman of the Board and CEO for over 12 years, and has been with EOG and its predecessor companies for over 30 years. Prior to becoming EOG’s Chairman of the Board and CEO, Mr. Papa served in other leadership positions at EOG, including President, CEO and director, President and Chief Operating Officer and President-North America Operations. Mr. Papa joined Belco Petroleum Corporation, a predecessor of EOG, in 1981.

Mr. Papa also serves as a director of Oil States International, Inc. (since 2001), a publicly traded oilfield service company, where he serves on the Compensation and Nominating and Corporate Governance Committees. From July 2003 to April 2005, Mr. Papa served as a director of the general partner of Magellan Midstream Partners, L.P., a publicly traded pipeline and terminal company, where he served as Chairman of the Compensation Committee and as a member of the Audit and Conflicts Committees.

H. LEIGHTON STEWARD, 77

Director since 2004

Mr. Steward has extensive experience in the oil and gas exploration and production industry, having served in various senior management roles with The Louisiana Land and Exploration Company, a publicly traded oil and gas exploration and production company, including President, Chief Operating Officer and, from 1989 until its acquisition by Burlington Resources Inc. in 1997, Chairman of the Board and Chief Executive Officer. Mr. Steward subsequently served as Vice Chairman of Burlington Resources, a publicly traded oil and gas exploration, production and development company, until his retirement in 2000.

Mr. Steward is former Chairman of the U.S. Oil and Gas Association and the Natural Gas Supply Association, and is currently an honorary director of the American Petroleum Institute.

Mr. Steward is also currently an author-partner of Sugar Busters, LLC, a provider of seminars, books and products related to helping people follow a healthy and nutritious lifestyle, and Chairman of the non-profit corporations Plants Need CO2 and CO2 Is Green, providers of information related to carbon dioxide’s impact on the global climate and the plant and animal kingdoms.

DONALD F. TEXTOR, 65

Director since 2001

Mr. Textor is currently Portfolio Manager of the Dorset Energy Fund, an energy fund which invests primarily in the equity securities of companies in the energy industry. Mr. Textor was previously employed by Goldman, Sachs & Co., where he was a partner and managing director until his retirement in March 2001 and which included 21 years of experience as the firm’s senior security analyst for domestic oil and gas exploration and production companies.

Mr. Textor is also currently a director of Trilogy Energy Corp., a petroleum and natural gas-focused Canadian energy corporation, where he serves as a member of the Compensation Committee.

As a result of serving in these roles and serving as a member and the Chairman of our Audit Committee since 2001, Mr. Textor has accumulated significant leadership and financial reporting experience as well as extensive knowledge of the oil and gas exploration and production industry.

FRANK G. WISNER, 73

Director since 1997

Mr. Wisner concluded his more than 35-year career with the U.S. State Department by serving as U.S. Ambassador to India from 1994 to 1997. Following his retirement as U.S. Ambassador to India, Mr. Wisner served as Vice Chairman, External Affairs of American International Group, Inc., a publicly traded international insurance and financial services company (“AIG”), from 1997 until his retirement in March 2009. Mr. Wisner has served as Foreign Affairs Advisor with Patton Boggs LLP, a Washington, D.C.-based law firm, since 2009.

In addition to his extensive international and governmental affairs experience, Mr. Wisner has accumulated diverse business experience. Since 2001, Mr. Wisner has served as a director of Ethan Allen Interiors Inc., a publicly traded residential furniture company, where he serves as the Chair of the Nominations Committee and as a member of the Compensation Committee. Mr. Wisner is also a director of Chartis Inc., a wholly owned subsidiary of AIG and a leading U.S. and international property and casualty and general insurer.

ITEM 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General

For 2011 and 2010, we retained our principal auditors, Deloitte & Touche LLP (“Deloitte”), independent registered public accounting firm, to provide services in the following categories and, in consideration of such services, paid to Deloitte the following amounts:

Audit Fees.     The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, and the reviews of the financial statements included in our Forms 10-Q for such fiscal years, were $2,162,762 and $1,826,655, respectively.

Audit-Related Fees.     The aggregate fees billed for the fiscal years ended December 31, 2011 and December 31, 2010 for assurance and related services rendered by Deloitte that were reasonably related to the performance of the audit or review of our financial statements, but not reportable as Audit Fees above, were $20,192 and $18,298, respectively. Audit-Related Fees for 2011 and 2010 were for audits of our benefit plans for our Canadian employees.

Tax Fees.     The aggregate fees billed for the fiscal years ended December 31, 2011 and December 31, 2010 for tax compliance, tax advice and tax planning services rendered by Deloitte were $23,079 and $67,995, respectively. For 2011 and 2010, such fees were for tax compliance services in respect of our expatriate employees.

All Other Fees.     The aggregate fees billed for services rendered by Deloitte not reportable as Audit Fees, Audit-Related Fees or Tax Fees above for the fiscal years ended December 31, 2011 and December 31, 2010 were $110,295 and $328,295, respectively. All Other Fees for 2011 primarily related to comfort letter work with respect to our March 2011 common stock offering. All Other Fees for 2010 primarily related to (1) comfort letter work with respect to our May 2010 offering of our 2.95% Senior Notes due 2015 and 4.40% Senior Notes due 2020 and our November 2010 offering of our 2.500% Senior Notes due 2016, 4.100% Senior Notes due 2021 and Floating Rate Senior Notes due 2014, (2) services rendered in connection with our 2010 acquisitions of certain assets, including Galveston LNG Inc. (i.e., the Kitimat LNG project) and (3) services rendered in connection with our responses to comments received from the SEC in 2010 with respect to certain of our SEC filings.

Pre-Approval of Audit and Non-Audit Services.     The Audit Committee pre-approves all audit and non-audit services provided to us by our independent auditors at the first meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit.

Management is directed to provide a report to the Audit Committee, at each meeting of the Audit Committee, showing in reasonable detail the services provided by the independent auditors to us since the beginning of the calendar year, as well as the then-estimated cost to-date of audit and non-audit services.

During the course of a year, if additional non-audit services are deemed to be appropriate or advisable, these services are presented to the Audit Committee for pre-approval, subject to the availability of the de minimus exception for non-audit services set forth in Section 202 of the Sarbanes-Oxley Act of 2002 and in Rule 2-01 of Regulation S-X. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve non-audit services provided by the independent auditors to us pursuant to such exception. None of the services rendered by Deloitte for the years ended December 31, 2011 and December 31, 2010 and reportable as Audit-Related Fees, Tax Fees or All Other Fees above were approved by the Audit Committee or Chairman of the Audit Committee pursuant to such de minimus exception, except for (i) tax compliance services in respect of certain of our expatriate employees in Argentina (the fees for which totaled $14,213, constituting approximately 62% of the aggregate “Tax Fees” described above and billed by Deloitte for the fiscal year ended December 31, 2011) and (ii) certain accounting services rendered by Deloitte in 2011 relating to the commencement of our activities in Argentina (the fees for which totaled $6,000, constituting approximately 5% of the aggregate “All Other Fees” described above and billed by Deloitte for the fiscal year ended December 31, 2011).

Ratification of Appointment for 2012

The Audit Committee of the Board has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2012, and such appointment has been approved by the Board.

Ratification of this appointment shall be effective upon the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to the ratification of this appointment will have the effect of a vote against ratification of this appointment. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the enclosed form of proxy will vote such proxy “FOR” the ratification of the appointment of Deloitte.

In the event the appointment of Deloitte is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

ITEM 3.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this proxy statement a separate proposal, which gives our stockholders the opportunity to approve or not approve the compensation of our named executive officers (as disclosed in this proxy statement) by voting for or against the resolution below (commonly referred to as “Say-on-Pay”). While our Board and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

In considering their vote, stockholders are encouraged to review with care the information regarding our executive compensation program as discussed under “Compensation Discussion and Analysis” (beginning on page 12) and the compensation tables and narratives provided under “Executive Compensation” (beginning on page 26).

As described under “Compensation Discussion and Analysis,” our Compensation Committee, which is comprised of six independent directors, oversees all aspects of our executive compensation program and seeks to ensure that the compensation program for our executive officers is aligned with the interests of our stockholders and the compensation practices of our peer companies (with whom we compete for executive management personnel). Our executive compensation program is also designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

We have delivered strong financial results for our stockholders and, since becoming an independent public company in August 1999, our stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index. In addition, as discussed above under “Compensation Discussion and Analysis,” in 2011 we completed our transition from being primarily a natural gas company to being primarily a liquids (crude oil and natural gas liquids) company. We believe our executive compensation program has played a significant role in our ability to achieve such financial results and stock price performance and to execute such transition of our company. We also believe that our executive compensation program (1) has played a significant role in our ability to attract, motivate and retain a highly qualified executive team to manage our company, and (2) is structured in the best manner possible to support the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

The Board endorses our executive compensation program and recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the Company’s 2012 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, be, and hereby is, approved.”

The approval of this proposal requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will have the effect of a vote against this proposal and broker non-votes (which will occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this proposal within ten days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the enclosed form of proxy will vote such proxy “FOR” this proposal.

As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee, or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

ITEM 4.

STOCKHOLDER PROPOSAL CONCERNING ACCELERATED VESTING OF EXECUTIVE OFFICER STOCK AWARDS UPON A CHANGE IN CONTROL

EOG has received a stockholder proposal submitted on behalf of Amalgamated Bank’s LongView LargeCap 500 Index Fund (the “Index Fund”), located at 275 Seventh Avenue, New York, NY 10001, for inclusion in this proxy statement and for consideration by our stockholders at the Annual Meeting. The Index Fund’s resolution and supporting statement, along with the Board’s statement in opposition to the proposal, are set forth below. As of the time the proposal was submitted, the Index Fund beneficially owned 53,385 shares of our Common Stock. In accordance with applicable SEC rules, the Index Fund’s resolution and supporting statement, for which EOG accepts no responsibility, are set forth below exactly as they were submitted by the Index Fund.

The approval of this stockholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this stockholder proposal will have the effect of a vote against this stockholder proposal and broker non-votes (which will occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this stockholder proposal within ten days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the enclosed form of proxy will vote such proxy “AGAINST” this proposal.

The Stockholder Proposal

RESOLVED: The shareholders hereby ask the board of directors of EOG Resources, Inc. (“EOG” or the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any equity award to senior executives, provided that any unvested award may vest on a pro rata basis as of the effective date; to the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall not affect any legal obligations that may exist at the time of adoption of this policy.

SUPPORTING STATEMENT

Under various compensation agreements and plans, EOG’s senior executives may receive “golden parachute” awards under certain circumstances if there is a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to align the interests of senior executives with the interests of shareholders. We also believe that severance payments may be appropriate in some circumstances following a change in control.

We are concerned, however, that EOG’s current practices may permit accelerated vesting of equity awards after a change in control at levels that have nothing to do with performance. According to the March 2011 proxy, a change in control could lead to a 100% acceleration in restricted stock and options or stock appreciation rights. This acceleration would have been worth over $53 million for Mr. Papa and between $4.4 million to $18.3 for other senior executives, based on the value of the equity shares as of December 31, 2010.

In April 2010 EOG redefined “change in control” to bar acceleration of future awards based on the mere issuance of a press release announcing a stockholder vote, tender offer or other transaction that, if approved and consummated, would constitute a change of control. Accelerated vesting of awards made after that time can be triggered by a “change in control” that is generally defined as the acquisition of 20% or more of voting power, certain changes to the board of directors, a certain type of merger, or EOG’s liquidation or dissolution.

Even with this change, however, we disagree as to the desirability of permitting a significant windfall, particularly as there may be no link between such payouts and EOG’s performance. Also, there is no requirement that a senior executive who is eligible for accelerated vesting must leave the Company.

We believe that EOG’s compensation practices warrant further change, which has not been forthcoming. Last year this proposal was supported by 42% of the shares voted. In addition, nearly 40% of the shares voted were cast against management in the advisory vote on compensation – placing EOG in the bottom 10% of the S&P 500.

Our recommended approach is not unique in this industry. ExxonMobil, Chevron and Occidental Petroleum have policies similar or more stringent to what we advocate here.

We urge you to vote FOR this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

This stockholder previously submitted substantially the same proposal in connection with our 2010 and 2011 annual stockholders meetings. Each time, the Board opposed the proposal, and each time it was defeated by our stockholders.

We periodically engage in discussions and correspondence with our stockholders regarding our executive compensation practices and policies. Moreover, the feedback we receive from our stockholders regarding our executive compensation practices and policies is taken into account when EOG’s Compensation Committee annually reviews each component of our executive compensation program. For example, in response to concerns expressed to EOG in connection with the “Say-on-Pay” vote at our 2011 annual meeting of stockholders, the Compensation Committee approved amendments to our executive officer change-of-control agreements to (i) change the modified “single-trigger” provision for the receipt of severance benefits to a “double-trigger” and (ii) eliminate the excise tax “gross-up” provisions. These amendments were entered into by EOG and each of its executive officers in September 2011. In addition, the Compensation Committee, in response to stockholder concerns, approved the termination of EOG’s employment agreements with its executive officers. The employment agreements would have automatically renewed annually for successive one-year terms upon the expiration of their initial terms in May 2012 (or, in the case of Mr. Plaeger, upon the expiration of his then-current renewal term in April 2012). Each executive officer agreed to terminate his employment agreement in February 2012.

However, we continue to believe that provisions providing for the accelerated vesting of executive officer stock awards upon a change-in-control are in the best interest of the company and its stockholders. Such provisions further two objectives of EOG’s executive compensation program: remaining competitive with our peer companies and attracting and retaining highly qualified executive management personnel. It is our view that adopting the proposal could disadvantage EOG from a competitive standpoint and, in turn, jeopardize our long-term performance and ability to create and deliver maximum value to our stockholders. We also continue to believe that accelerated vesting provisions allow the company’s executive management to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change-in-control. The Board recommends that you vote “AGAINST” this stockholder proposal.

EOG’s Compensation Committee, which is comprised of six independent directors, oversees all aspects of EOG’s executive compensation program, including the compensation of the CEO. EOG’s executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

The proposal, in our view, could disadvantage EOG from a competitive standpoint. Unless the prohibition urged by the proposal is implemented by each of EOG’s peer companies and every other company with which EOG competes for executive officer talent, the proposal could adversely affect EOG’s ability to attract and retain highly qualified executive management personnel and, in turn, jeopardize EOG’s long-term performance and ability to create and deliver maximum value to our stockholders.

Additionally, accelerated vesting provisions, in our view, enable a company’s executive management team to avoid distractions and potential conflicts of interest that could otherwise arise when the company’s board of directors is considering a potential change-in-control transaction. Such provisions help provide stability, ensure continuity of executive management and keep executive management’s objective input available to the board during such a transaction. For example, if the members of a company’s executive management team are seeking new employment while the company’s board is negotiating a change-in-control transaction, this could very well pose a distraction and create a potential conflict of interest to the company’s goal of protecting its stockholders’ interests and maximizing stockholder value. From EOG’s perspective, the risk of job loss in connection with a change-in-control is higher for executive officers and the time necessary to secure appropriate new employment may be longer (as compared to a non-executive employee). Both of these factors, we believe, are mitigated by arrangements providing for accelerated vesting of executive officer stock awards upon a change-in-control.

Moreover, accelerated vesting of executive officer stock awards upon a change-in-control does not, we believe, create a misalignment of executive officer interests with those of the company’s stockholders, but instead provides a company’s executive officers with the same opportunities as the company’s stockholders. The company’s stockholders are free to sell their stock at the time of the change-in-control and thereby realize, in full, the value created at the time of the transaction. In the absence of such arrangements or under a pro rata vesting arrangement as advocated by the proposal, a company’s executive officers would not have the opportunity to realize the full value of their stock awards and participate with the company’s stockholders in the value created upon the change-in-control. We believe that the value created at the time of a change-in-control transaction should be attributed, at least in part, to the efforts and talents of the company’s executive officers. We also believe that each executive officer, like each of the company’s other stockholders, should participate, in full, in the value created, regardless of whether the executive officer remains with, or departs from, the company upon the completion of the transaction.

In addition, it is our view that EOG’s executive compensation program creates a strong alignment of the interests of our executive officers with the interests of our stockholders, as demonstrated by the four-year vesting period for grants of stock appreciation rights (“SARs”) and the five-year “cliff” vesting period for grants of restricted stock and restricted stock units (“RSUs”), both of which are a significant part of each executive officer’s annual compensation package. Additionally, a significant portion of each executive officer’s annual bonus is delivered in restricted stock or RSUs (depending on the executive officer’s age), which portion, we believe, must effectively be “re-earned” over time due to the five-year “cliff” vesting period of such awards. In addition to providing a retention component to our executive compensation program, we believe the vesting periods of our restricted stock, RSUs and SARs incentivize our executive officers to have a long-term perspective, focus on long-term stock price performance and create long-term value for our company and stockholders.

In 2010, the Harvard Business Review recognized EOG’s emphasis on long-term stock price performance and maximizing stockholder value, as well as the long-term focus of EOG’s executive officers, when it named EOG’s Chairman of the Board and Chief Executive Officer, Mark Papa, one of the best performing CEOs in the world (“The Best-Performing CEOs in the World”, Harvard Business Review, January-February 2010 Issue). The authors of the article considered three measures: country-adjusted total stockholder return, industry-adjusted total stockholder return and change in market capitalization (during the CEOs’ respective tenures as CEO), based on their belief that CEOs should be measured on how they “handle the ups and downs of running businesses over an extended period.” In addition, Mr. Papa was recently named to the 2012 All-America Executive Team by Institutional Investor magazine and also selected the best CEO in the Oil & Gas Exploration & Production sector by “buy-side” stock analysts who follow EOG’s performance (December 2011/January 2012 Issue). Such recognition, we believe, further demonstrates the alignment of the interests of EOG’s executive officers with those of our stockholders and with the creation of long-term stockholder value. Furthermore, we believe such independent validation is indicative of the success of our executive compensation practices and policies.

We believe that the current structure of EOG’s executive compensation program, including the provisions of EOG’s program providing for the accelerated vesting of executive officer stock awards upon a change-in-control, is appropriate and effective, consistent with the compensation practices of our peer companies and in the best interest of EOG and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THIS PROPOSAL.

ITEM 5.

STOCKHOLDER PROPOSAL CONCERNING STOCK RETENTION REQUIREMENTS

FOR EXECUTIVE OFFICERS

EOG has received a stockholder proposal submitted on behalf of the AFL-CIO Reserve Fund (the “Reserve Fund”), located at 815 Sixteenth Street, N.W., Washington, D.C. 20006, for inclusion in this proxy statement and for consideration by our stockholders at the Annual Meeting. The Reserve Fund’s resolution and supporting statement, along with the Board’s statement in opposition to the proposal, are set forth below. As of the time the proposal was submitted, the Reserve Fund beneficially owned 196 shares of our Common Stock. In accordance with applicable SEC rules, the Reserve Fund’s resolution and supporting statement, for which EOG accepts no responsibility, are set forth below exactly as they were submitted by the Reserve Fund.

The approval of this stockholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this stockholder proposal will have the effect of a vote against this stockholder proposal and broker non-votes (which will occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this stockholder proposal within ten days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the enclosed form of proxy will vote such proxy “AGAINST” this proposal.

The Stockholder Proposal

RESOLVED: Stockholders of EOG Resources, Inc. (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The stockholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans.

We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008).

Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of stockholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an evergrowing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. Our Company has a minimum stock ownership guideline requiring executives to own Company stock valued at a multiple of salary. For example, CEO Mark G. Papa is required to own five times his annual base salary. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

We urge stockholders to vote FOR this proposal.

Board of Directors’ Statement in Opposition to Stockholder Proposal

EOG’s executive compensation program strongly links executive compensation with EOG’s long-term operating performance and stock price performance, and aligns the interests of EOG’s executive officers with the interests of our stockholders. This program is regularly reviewed by the Compensation Committee to ensure the continued strong linkage with long-term performance and stockholder value and to ensure the program’s competitiveness. The program is also designed to ensure appropriate levels of stock retention both during and after employment.

We believe EOG has demonstrated a solid track record of business practices that, together with its long-term stock price performance, underscore its focus on long-term performance as well as the alignment of our executive officers’ interests with those of our stockholders. Moreover, EOG’s stock awards to its executive officers, by way of the bi-annual frequency of such awards and the long-term vesting provisions of such awards, together with EOG’s stock ownership guidelines for its executive officers and other officers, already provide for appropriate stock retention requirements, while also aligning our executive officers’ interests with the creation of long-term value. Therefore, we believe the stockholder proposal should be rejected. The Board recommends that you vote “AGAINST” this stockholder proposal.

During its 12-year history as an independent public company, EOG has maintained a conservative balance sheet and one of the lowest net debt-to-total capitalization ratios among our peer group companies, and has largely grown organically through our exploration and development activities rather than through potentially riskier and dilutive merger-and-acquisition transactions.

In addition, since becoming an independent public company in August 1999, EOG’s stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index. We believe this further demonstrates the long-term focus of our executive officers and the alignment of our executive officers’ interests with those of our stockholders.

As discussed in this proxy statement under “Compensation Discussion and Analysis”, our Compensation Committee typically grants EOG stock and stock-based awards to our executive officers twice each year. In the first quarter of each year, in connection with the payment of annual bonuses, EOG delivers a significant portion of each executive officer’s annual bonus in the form of restricted stock or restricted stock units (“RSUs”) (depending on the executive officer’s age), which are subject to a five-year “cliff” vesting period.

Also, in the third quarter of each year, EOG grants to its executive officers stock-settled stock appreciation rights (“SARs”), which vest over a four-year period (25% each year), and/or restricted stock/RSUs (which are also subject to a five-year “cliff” vesting period). In addition, the Compensation Committee has from time to time granted (and may in the future grant) restricted stock/RSUs to EOG’s executive officers in recognition of significant achievements, such as the discovery of significant crude oil and natural gas reserves.

As a result of the frequency of such awards and such long-term vesting provisions, we believe EOG’s stock awards to its executive officers already provide for, in effect, a stock retention requirement. In addition, EOG has established stock ownership guidelines for its executive officers and other officers. Therefore, at any given time, EOG’s executive officers have significant unvested grants of restricted stock/RSUs and/or SARs that incentivize them to have a long-term perspective, focus on long-term operating performance and stock price performance and create long-term value for our company and stockholders.

EOG’s long-term focus was recognized in 2010 by the Harvard Business Review when it named EOG’s Chairman of the Board and Chief Executive Officer, Mark Papa, one of the best performing CEOs in the world (“The Best-Performing CEOs in the World”, Harvard Business Review, January-February 2010 Issue). Mr. Papa has held his current position since 1999 and been with EOG and its predecessor companies for over 30 years. The authors of the article ranked the CEOs on three measures: country-adjusted total stockholder return, industry-adjusted total stockholder return and change in market capitalization (during the CEOs’ respective tenures as CEO), based on their belief that CEOs should be measured on how they “handle the ups and downs of running businesses over an extended period.” In addition, Mr. Papa was recently named to the 2012 All-America Executive Team by Institutional Investor magazine and also selected the best CEO in the Oil & Gas Exploration & Production sector by “buy-side” stock analysts who follow EOG’s performance (December 2011/January 2012 Issue).

Moreover, unless the stock retention requirement urged by this proposal is implemented by each of our peer group companies and every other company with which we compete for executive officer talent, the implementation of such a requirement by EOG could significantly impair our ability to retain and incentivize our executive officers as well as our ability to compete in the competitive marketplace for executive officer talent and thus, in turn, could jeopardize EOG’s long-term success. As a matter of principle, we believe our executive officers, provided they are in compliance with our established stock ownership guidelines, should have the flexibility to manage their personal financial affairs and sell or otherwise dispose of their EOG shares as they deem appropriate - free of restrictions such as those urged by the proposal.

In summary, we believe EOG’s business track record and long-term stock price performance demonstrate the focus our executive officers have on long-term performance as well as the alignment of our executive officers’ interests with those of our stockholders. Moreover, we believe EOG’s stock awards to its executive officers, by way of the bi-annual frequency of such awards and the long-term vesting provisions of such awards, together with EOG’s established stock ownership guidelines, already provide for, in effect, a stock retention requirement. Therefore, we believe this proposal should not apply to EOG.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders may propose matters to be presented at our stockholder meetings and may also nominate persons to be directors of EOG. Formal procedures have been established for those proposals and nominations.

Proposals for 2013 Annual Meeting of Stockholders and 2013 Proxy Materials

Proposals of holders of our Common Stock intended to be presented at our 2013 annual meeting of stockholders and included in our proxy statement and form of proxy relating to such meeting pursuant to Rule 14a-8 of Regulation 14A must be received by us, addressed to our Corporate Secretary, at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no later than November  27, 2012.

Nominations for 2013 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Pursuant to our bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders:

•	pursuant to our notice of the meeting;

•	by or at the direction of the Board; or

•

by any stockholder who (1) was a stockholder of record at the time of giving the notice discussed below and is a stockholder of record at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice requirements of Article II, Section 3 of our bylaws.

Nominations by any of our stockholders shall be made pursuant to timely notice, in writing, to our Corporate Secretary. To be timely with respect to our 2013 annual meeting of stockholders, notice given by a stockholder shall be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no earlier than January 2, 2013 and no later than February 1, 2013 with respect to an election to be held at our 2013 annual meeting of stockholders. With respect to an election to be held at a special meeting of our stockholders for the election of directors, such notice, to be timely, shall be delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such special meeting, and not later than the close of business on the later of (1) the 90th day prior to the date of such special meeting or (2) if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) such stockholder’s name and address, as such information appears on our books, (2) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (3) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests), (4) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock, (5) all information relating to such stockholder’s director nominee that would be required to be disclosed in a proxy statement in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (6) a description of all direct and indirect compensation and other material monetary agreements and relationships between such stockholder and such proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

In the event a person is validly designated as a nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board, the Board or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Notwithstanding our bylaw provisions described above, a stockholder shall also comply with all applicable requirements of the Exchange Act and the related rules and regulations thereunder with respect to the matters set forth in such bylaw provisions.

Other Stockholder Business for 2013 Annual Meeting of Stockholders

For other business (other than director nominations) to be brought before an annual meeting of stockholders by any of our stockholders, the stockholder must have given timely notice, in writing, to our Corporate Secretary of the business to be brought before the annual meeting. To be timely with respect to our 2013 annual meeting of stockholders, notice given by a stockholder must be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no earlier than January 2, 2013 and no later than February 1, 2013.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) a brief description of the business desired to be brought before the annual meeting, (2) the reasons for conducting such business at the annual meeting, (3) any material interest of such stockholder in such business, (4) such stockholder’s name and address, as such information appears on our books, (5) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (6) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests) and (7) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock.

GENERAL

As of the date of this proxy statement, our management has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting or any adjournment thereof, it is intended that the shares represented by properly executed proxies will be voted with respect thereto in accordance with the judgment of the persons named as agents and proxies in the enclosed form of proxy.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas

March 27, 2012

ANNEX A

AFTER-TAX RATE OF RETURN

The calculation of our after-tax rate of return with respect to our capital expenditure program for a particular year is based on the estimated proved reserves (“net” to our interest) for all wells drilled or acquired during such year, the estimated present value of the future net cash flows from such reserves (for which we utilize certain assumptions regarding future commodity prices and operating costs) and our direct and indirect net costs incurred in drilling or acquiring (as the case may be) such wells. As such, our after-tax rate of return with respect to our capital expenditures for a particular year cannot be calculated from our audited financial statements for such year.

QUANTITATIVE RECONCILIATION OF AFTER-TAX INTEREST EXPENSE (NON-GAAP), NET DEBT

(NON-GAAP) AND TOTAL CAPITALIZATION (NON-GAAP) AS USED IN THE CALCULATIONS OF

RETURN ON CAPITAL EMPLOYED (NON-GAAP) AND NET DEBT-TO-TOTAL CAPITALIZATION

RATIO (NON-GAAP) TO INTEREST EXPENSE (GAAP), CURRENT AND LONG-TERM DEBT (GAAP)

AND TOTAL CAPITALIZATION (GAAP), RESPECTIVELY

(Unaudited; In Millions, Except Ratio Data)

The following chart reconciles Interest Expense (GAAP), Current and Long-Term Debt (GAAP) and Total Capitalization (GAAP) to After-Tax Interest Expense (Non-GAAP), Net Debt (Non-GAAP) and Total Capitalization (Non-GAAP), respectively, as used in the Return on Capital Employed (ROCE) and Net Debt-to-Total Capitalization ratio calculations. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize After-Tax Interest Expense, Net Debt and Total Capitalization (Non-GAAP) in their ROCE and Net Debt-to-Total Capitalization ratio calculations. EOG management uses this information for comparative purposes within the industry.

	2011	2010
Interest Expense	$210.4
Tax Benefit Imputed (based on 35%)	(73.6)

After-Tax Interest Expense (Non-GAAP) - (a)	$136.8

Net Income - (b)	$1,091.1

Total Stockholders’ Equity - (c)	$12,640.9	$10,231.6

Current and Long-Term Debt - (d)	$5,009.2	$5,223.3
Less: Cash	(615.7)	(788.9)

Net Debt (Non-GAAP) - (e)	$4,393.5	$4,434.4

Total Capitalization (GAAP) - (c) + (d)	$17,650.1	$15,454.9

Total Capitalization (Non-GAAP) - (c) + (e)	$17,034.4	$14,666.0

Average Total Capitalization (Non-GAAP)* - (f)	$15,850.2

Return on Capital Employed (Non-GAAP) - [(a) + (b)] / (f)	7.7%

Debt-to-Total Capitalization (GAAP) - (d) / [(c) + (d)]	28%

Net Debt-to-Total Capitalization (Non-GAAP) - (e) / [(c) + (e)]	26%

*	Average of balances at December 31, 2011 and 2010.

A-1

EOG RESOURCES, INC. 1111 BAGBY SKY LOBBY 2 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by EOG Resources, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EOG Resources, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the annual meeting and vote in person, you may contact EOG Resources, Inc. at (713) 651-6260 (Attention: Corporate Secretary) for directions to the annual meeting. Please see the proxy statement for annual meeting attendance requirements.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M40441-P19244	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

EOG RESOURCES, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:
1. To elect seven directors of the Company to hold office until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Nominees:		For	Against	Abstain

1a. George A. Alcorn 1b. Charles R. Crisp 1c. James C. Day 1d. Mark G. Papa 1e. H. Leighton Steward 1f. Donald F. Textor 1g. Frank G. Wisner		☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

2.   To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered public accounting firm, as auditors for the Company for the year ending December 31, 2012.

3.   To approve, by non-binding vote, the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST EACH OF THE FOLLOWING PROPOSALS:

4.   Stockholder proposal concerning accelerated vesting of executive officer stock awards upon a change of control, if properly presented.

						For ☐ ☐ ☐	Against ☐ ☐ ☐	Abstain ☐ ☐ ☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	5. Stockholder proposal concerning stock retention requirements for executive officers, if properly presented.	☐	☐	☐

Please indicate if you plan to attend the annual meeting.		☐	☐
		Yes	No

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other duly authorized officer. If a partnership, please sign in partnership name by duly authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2012 Annual Meeting of Stockholders

Wednesday, May 2, 2012

3:00 P.M.

Doubletree Hotel

Dezavala Meeting Room

400 Dallas Street

Houston, Texas

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of

Stockholders To Be Held on May 2, 2012:

The Notice of Annual Meeting of Stockholders, 2012 Proxy Statement and 2011 Annual Report

are available at www.proxyvote.com and at www.eogresources.com/investors/annreport.html.

M40442-P19244

EOG RESOURCES, INC.

2012 ANNUAL MEETING OF STOCKHOLDERS

May 2, 2012

    The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc.

The undersigned stockholder of EOG Resources, Inc., a Delaware corporation (the “Company”), by signing this proxy, hereby revokes all prior proxies and appoints Frederick J. Plaeger, II and Michael P. Donaldson with full power of substitution, as true and lawful agents and proxies to represent the undersigned at the 2012 annual meeting of stockholders to be held on Wednesday, May 2, 2012, at 3:00 p.m., Houston time, and at any adjournments thereof, and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 9, 2012. The Board of Directors recommends a vote “FOR” each of the nominees for directors, “FOR” Items 2 and 3, and “AGAINST” Items 4 and 5, as set forth on the reverse side.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” ITEMS 2 AND 3, AND “AGAINST” ITEMS 4 AND 5 AND, IN THE DISCRETION OF THE AGENTS AND PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Do not return your proxy card if you are voting by Internet or telephone.
Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued on other side)